Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of August 11, 2010, by and among Dice Holdings, Inc., a Delaware corporation ("Buyer"), Rigzone.com, Inc., a Texas corporation (the "Company") and David Kent, Jr. (the "Shareholder").

PRELIMINARY STATEMENT

WHEREAS, the Shareholder owns all the issued and outstanding shares (the "Shares") of capital stock of the Company, which is engaged in the business of online publishing services for the oil and gas industry and job placement services relating to the oil and gas industry; and

WHEREAS, the Shareholder wishes to sell to Buyer, and Buyer wishes to purchase from the Shareholder, all the Shares;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.01.   Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings assigned to them in Appendix A.

Section 1.02.   Other Defined Terms.  Words and terms used in this Agreement that are defined elsewhere in this Agreement are used herein as therein defined.

Section 1.03.   Other Definitional Provisions.  (a)  Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, ERISA and RCRA, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

(b)   When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Section," "Schedule" and "Exhibit" refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

(c)   Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d)   When used in this Agreement, the word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word.

(e)   References in this Agreement to the "knowledge of the Shareholder," or a phrase with similar wording, refers to the knowledge of the Shareholder, Jeremy Antonini, Matthew Kent and Bryan Robins (assuming the reasonable discharge of such Person’s professional responsibility to the Company).

Section 1.04.   Captions.  Captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement or any other Transaction Document are included for convenience of reference only, and such captions shall not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.01.   Stock Purchase.  Upon the terms and subject to the conditions hereof, the Shareholder is hereby selling, assigning, transferring and delivering to Buyer, and Buyer is hereby purchasing and acquiring from the Shareholder, all the outstanding Company Capital Stock (such transaction being referred to herein as the "Stock Purchase").

Section 2.02.   Delivery of the Shares.  Upon the terms and subject to the conditions hereof, at the Closing the Shareholder shall deliver to Buyer the certificates representing all the Company Capital Stock, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by the Shareholder.

Section 2.03.   Delivery of Funds.    (a) At least three (3) Business Days, but not more than five (5) Business Days prior to the date hereof, Shareholder shall have caused the Company to prepare and deliver to Buyer a statement setting forth the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall quantify in reasonable detail the estimates of the items constituting such Estimated Closing Working Capital calculated in accordance with the terms of this Agreement.

(b)  At the Closing, Buyer shall pay to Shareholder, in full consideration for the purchase by Buyer of the Shares (subject to the adjustments set forth in Section 2.04), the Initial Purchase Price less the Escrow Amount, such payment to be made by wire transfer of immediately available funds to the applicable account set forth on Schedule 2.03.

(c)  At the Closing, Buyer shall pay to the holders of the Funded Debt an amount sufficient to repay all such Funded Debt, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Subsidiaries with respect to any Funded Debt outstanding immediately prior to the Closing.  Such payment shall be made by wire transfer of immediately available funds to the applicable account set forth on Schedule 2.03.

(d)  At the Closing, Buyer shall pay to the Escrow Agent the Escrow Amount.  Such payment shall be made by wire transfer of immediately available funds to the applicable account set forth on Schedule 2.03.

(e)  At the Closing: (i) Buyer shall make payment to Company of an amount equal to the aggregate amount of the Bonus Payments, with such payment to be made by wire transfer of immediately available funds to the applicable account set forth on Schedule 2.03 and (ii) the Company shall pay the Bonus Payments (less $88,742.57)  to the individuals and in the amounts described in Schedule 2.03 (which schedule shall set forth the Company’s estimate of the withholding and employment taxes to be withheld from such payments); provided, that the amounts paid to such individuals shall be reduced by all withholding and employment Taxes required to be withheld by the Company with respect to the Bonus Payments.

Section 2.04.   Determination of Purchase Price Adjustment.

(a)  Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Buyer shall cause the Company to prepare and deliver to Shareholder a statement setting forth Buyer’s good faith calculations (the “Buyer’s Proposed Calculations”) of (A) the Closing Working Capital and (C) a calculation of the Final Purchase Price based on such Closing Working Capital.  Upon delivery of the Buyer’s Proposed Calculations by Buyer, Buyer shall cause the Company to provide Shareholder with reasonable access, during normal business hours, to the Company’s accounting and other personnel and to the books and records of the Company, as the case may be, and any other document or information reasonably requested by Shareholder, and necessary in order to allow Shareholder to verify the accuracy of the determination by Buyer of the Buyer’s Proposed Calculations.

(b)  In the event that Shareholder does not object to the Buyer’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Buyer within forty five (45) days after Shareholder’s receipt of the Buyer’s Proposed Calculations, the calculation of the Final Purchase Price pursuant to the Buyer’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.04(b) shall set forth in reasonable detail Shareholder’s alternative calculations of (i) the Closing Working Capital and (ii) a calculation of the Final Purchase Price based on such amounts.

(c)  If Shareholder delivers a Notice of Objection to Buyer within the forty five (45) day period referred to in Section 2.04(b), then any element of the Buyer’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.04(c):

(1)   Shareholder and Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Shareholder and Buyer) after the date of receipt by Buyer from Shareholder of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to RSM McGladry, Inc. (the “Arbitrator”).

(2)   Shareholder and Buyer shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.04(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the

Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(3)   The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding.

(4)   If Shareholder and Buyer submit any Disputed Amounts to the Arbitrator for resolution, Shareholder and Buyer shall each pay their own costs and expenses incurred under this Section 2.04(c).  Shareholder shall be responsible for that fraction of the fees and costs of the Arbitrator where (1) the numerator is the absolute value of the difference between Shareholder’s aggregate position with respect to the Final Purchase Price and the Final Purchase Price as recalculated based upon Arbitrator’s final determination with respect to the Disputed Amounts and (2) the denominator is the absolute value of the difference between Shareholder’s aggregate position with respect to the Final Purchase Price and Buyer’s aggregate position with respect to the Final Purchase Price, and Buyer shall be responsible for the remainder of such fees and costs.

(5)   The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.04(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.04(a). The parties shall use their commercially reasonable effort to cause the Arbitrator’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Shareholder or Buyer, and shall be no greater than the greater of the amount claimed by either Shareholder or Buyer; provided that, if, notwithstanding the commercially reasonable efforts of the Shareholder and the Buyer, (i) the Arbitrator’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Shareholder or Buyer, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Shareholder or Buyer or (ii) the Arbitrator’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Shareholder or Buyer, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Shareholder or Buyer.

(d)  Upon the determination, in accordance with Section 2.04(b) or Section 2.04(c), of the Final Purchase Price the Shareholder or Buyer, as the case may be, shall make the payment required by this Section 2.04(d). The amount payable by Shareholder or Buyer pursuant to this Section 2.04(d) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income tax purposes.

               (1)   If the Final Purchase Price is greater than the Initial Purchase Price, then Buyer shall pay to Shareholder the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account designated by Shareholder in writing to Buyer promptly after the final determination of the Final Purchase Price.

               (2)   If the Final Purchase Price is less than the Initial Purchase Price, then Shareholder shall pay to Buyer the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account designated by Buyer in writing to Shareholder promptly after the final determination of the Final Purchase Price.

Section 2.05.   Deferred Purchase Price Amount.  (a) On or about October 15, 2011, subject to final determination of any Deferred Payment Amount in accordance with the provisions of this Section 2.05, Buyer shall pay to Shareholder such Deferred Payment Amount.

(b)   Notwithstanding any other provision of this Agreement, the Deferred Payment Amount shall not exceed $16,000,000 and no Deferred Payment Amount shall be paid unless 2010-2011 Excess Revenue exceeds $500,000 (it being understood that such $500,000 shall be included in 2010-2011 Excess Revenue for purposes of this Section 2.05).

(c)    Not later than July 31, 2011, Buyer shall prepare and deliver to Shareholder a statement which shall set forth Buyer’s determination of the Deferred Payment Amount, together with a reasonable explanation of how such Deferred Payment Amount was determined.  At all reasonable times during the 30 days immediately following Shareholder’s receipt of each such statement, Shareholder shall be permitted to review Buyer’s working papers relating to such statement and Buyer shall make available to Shareholder at reasonable times and on reasonable advance notice the individuals responsible for the preparation of such statement in order to respond to the reasonable inquiries of Shareholder with respect thereto.

(d)    Shareholder shall notify Buyer in writing within 30 days after receiving any statement of determination referred to in Section 2.05(c) if Shareholder disagrees with any amounts reflected on such statement of determination.  The notice of disagreement shall set forth in reasonable detail the reason for such dispute, the dollar amounts involved and Shareholder’s good faith estimate of the Deferred Payment Amount.  If Shareholder does not deliver a notice of disagreement to Buyer within such 30-day period, then Buyer’s statement of determination shall be deemed to have been accepted by Shareholder and upon the expiration of such 30-day period shall become final and binding.  If Shareholder does deliver a notice of disagreement, only those matters that are specified in reasonable detail in such notice of disagreement shall be deemed to be in dispute, and all other matters shall be final and binding.  During the 20 days immediately following the delivery of a notice of disagreement, Shareholder and Buyer, in good faith, shall seek to resolve any differences that they may have with respect to any matter specified in such notice of disagreement, and any resolution by them as to any such matter shall be final and binding.  If at the end of such 20-day period Buyer and Shareholder have been unable to agree upon all matters specified in such notice of disagreement, then Buyer and Shareholder shall submit to the Arbitrator for review and resolution any and all matters specified in the notice of disagreement that remain in dispute.  Buyer and Shareholder shall cause the Arbitrator to make a final determination (which determination shall be binding on the parties hereto) of the Deferred

Payment Amount within 45 days from such submission.  The cost of the Arbitrator’s review and determination shall be shared equally by Buyer and Shareholder.  During the 45-day review by the Arbitrator, Buyer and Shareholder shall each make available to the Arbitrator such individuals and such information, books and records as may be reasonably required by the Arbitrator to make its final determination.

(e)    For purposed of this Section 2.05, the following terms shall have the meanings specified therefore below:

(f)     “2010-2011 Revenue” shall mean, with respect to the period from July 1, 2010 through June 30, 2011, the revenue of the Company (excluding any bookstore business revenue in excess of $474,000) determined in accordance with GAAP (it being understood, for the avoidance of doubt, that revenue generated by Buyer or Buyer’s Affiliates shall be included in 2010-2011-Revenue to the extent such revenue is reflected on the Company’s income statement).

(g)    “2010-2011 Excess Revenue” shall mean the amount by which 2010-2011 Revenue exceeds $8,217,000.

(h)    “Deferred Payment Amount” shall mean an amount in cash equal to the 2010-2011 Excess Revenue multiplied by five (5).

Section 2.06.   Conduct of Business during the Earnout Period.  (a) During the Earnout Period, the Company and the Shareholder (in his capacity as an employee of the Company) shall manage the Company in all material respects in accordance with the business plan and financial plan set forth in Schedule 2.06(a) (the “Business and Financial Plan”).  In no event shall the Business and Financial Plan be modified or otherwise amended without the written consent of Buyer and the Shareholder.  Without limiting the foregoing, during the Earnout Period, the Company and the Shareholder shall conduct the business of the Company, subject to the Business and Financial Plan, in a manner consistent with past practices of the Company (including working capital and cash management practices, the collection of receivables, the payment of accounts payable and the booking of sales contracts) unless otherwise directed by the Buyer.

(b)    Prior to the end of the Earnout Period, the Shareholder shall deliver, or cause to be delivered, to Buyer written documentation of the Company’s source code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER

The Shareholder represents and warrants to, and agrees with, Buyer that all the following representations and warranties in this Article III are, as of the date of this Agreement, and will be on the Closing Date, true and correct:

Section 3.01.   Organization and Qualification.  The Company (a) is a corporation duly organized, validly existing, and in good standing under the laws of Texas, (b) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires, except, in the case of clause (c), where the failure to so qualify or be in good standing, singly or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  Schedule 3.01 lists each jurisdiction where the Company is qualified to do business.

Section 3.02.   Ownership and Status of Company Capital Stock.  The Shareholder is the record and beneficial owner of the number of shares of the Company Capital Stock set forth opposite the Shareholder’s name in Schedule 3.02, free and clear of all Liens upon payment of the Funded Debt.  The delivery to Buyer of the Company Capital Stock pursuant to this Agreement will transfer to Buyer good and valid title to all of the outstanding capital stock of the Company, free and clear of all Liens upon payment of the Funded Debt.

Section 3.03.   Power of the Shareholder.  The Shareholder has full power, legal capacity and authority to execute and deliver this Agreement and each other Transaction Document to which the Shareholder is a party and to perform the Shareholder’s obligations in this Agreement and in all other Transaction Documents to which the Shareholder is a party.

Section 3.04.    Enforceability; Absence of Conflicts; Required Consents.  (a) This Agreement has been duly executed and delivered by each of the Shareholder and the Company.  This Agreement constitutes, and each other Transaction Document, when executed and delivered by the Shareholder  and the Company, will constitute, the legal, valid and binding obligation of the Shareholder and the Company, enforceable against the Shareholder and the Company in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)    The execution, delivery and performance in accordance with their respective terms by the Shareholder and the Company of this Agreement and the other Transaction Documents do not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of the Company, (B) any Governmental Requirement applicable to the Company or the Shareholder or (C) any Material Agreement of the Company, (ii) breach or constitute a default under any agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the shares of the Company Capital Stock owned by the Shareholder is bound, (iii) except as set forth on Schedule 3.04, result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of the Company or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iv) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of the Company (or upon any revenues, income or profits of the Company therefrom), (v) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the Shares owned by the Shareholder (or upon any revenues, income or profits of the Shareholder therefrom) or (vi) result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by the Company at the date hereof and necessary for the ownership or lease or the operation of its properties or the carrying on of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law, except in each case enumerated in (i) (C) and (ii) through (vi) of this Section 3.04(b), for those actions that singly or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect.

(c)   No Litigation exists or is pending or, to the knowledge of the Shareholder, threatened to which the Shareholder is or may become a party which (i) questions or involves the validity or enforceability of the Shareholder’s obligations under any Transaction Document or (ii) seeks or reasonably may be expected to seek (A) to prevent or delay the consummation by any Shareholder of the transactions contemplated by this Agreement to be consummated by the Shareholder or (B) damages in connection with any consummation by the Shareholder of the transactions contemplated by this Agreement.

(d)   No Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by any of the Company and the Shareholder for the execution, delivery or performance by the Shareholder of any of the Transaction Documents, the enforcement against the Shareholder of his or her obligations thereunder or the effectuation of the transactions contemplated thereby.

Section 3.05.    Preemptive and Other Rights; Waiver.  The Shareholder either (a) does not own or otherwise have any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any shares of the Company Capital Stock or (b) hereby irrevocably waives each right of that type the Shareholder does own or otherwise has.

Section 3.06.   Control of Related Businesses.  Except as set forth on Schedule 3.06, the Shareholder is not, alone or with one or more other Persons, the controlling Affiliate of any Entity, business or trade (other than the Company) that (a) is engaged in any line of business which is the same as or similar to any line of business in which the Company is engaged or (b) is, or has within the three-year period ending on the date of this Agreement, engaged in any transaction with the Company.

Section 3.07.   Charter Documents and Records; No Violation.  The Company has caused true, complete and correct copies of the Charter Documents, each as in effect on the date hereof, and the minute books of the Company to be delivered or otherwise made available to Buyer.  No material breach or violation of any Charter Document of the Company has occurred and is continuing.

Section 3.08.   No Defaults.  Except as described in Schedule 3.08, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which (a)

entitles any holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of the Company, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any properties or assets of the Company (or upon any revenues, income or profits of the Company therefrom) or (c) constitutes a material violation or breach of, or a default under, any Material Agreement of the Company.

Section 3.09.   Capital Stock of the Company.  (a)  Schedule 3.09 sets forth, by each class and by each series within each class, the total number of shares of authorized Company Capital Stock and the total number of such shares that have been issued and are now outstanding.  Except as set forth in Schedule 3.09, (a) no shares of Company Capital Stock are held by the Company as treasury shares, and (b) no outstanding options, warrants or rights to acquire Capital Stock of the Company exist.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights will respect to any Company Capital Stock.  All the issued and outstanding shares of Capital Stock of the Company (a) have been duly authorized and validly issued in accordance with the laws of Texas and the Charter Documents and (b) are fully paid and nonassessable.  The Company has not issued or sold any Company Capital Stock in breach or violation of (x) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (y) the terms of any options, warrants or rights to acquire its Capital Stock which then were outstanding.  No Person has, otherwise than solely by reason of that Person’s right, if any, to vote shares of the Capital Stock of the Company, any right to vote on any matter with the holders of Capital Stock of the Company.

(b)   The Company owns, directly or indirectly, no capital stock, or other equity, ownership, proprietary or voting interest in, any Person.

Section 3.10.   Transactions in Capital Stock.  (a) Except as set forth in Schedule 3.10, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, and (b) no transaction has been effected, and no action in contemplation of the transactions described in this Agreement has been taken, respecting the equity ownership of the Company.

Section 3.11.   Related Party Agreements.  Schedule 3.11 sets forth all Related Party Agreements in effect on the date hereof.  Except for those Related Party Agreements specifically referred to in Schedule 3.11 as "Retained Related Party Agreements" (the "Retained Related Party Agreements"), each Related Party Agreement in effect on the date hereof has been terminated, and all Indebtedness of the Shareholder and each of his or her Related Persons and Affiliates owed to the Company has been paid in full, prior to the Closing, and no Related Party Agreement then will exist.

Section 3.12.   Litigation.  Except as disclosed in Schedule 3.12, no Litigation exists or is pending or, to the knowledge of the Shareholder, threatened to which the Company is or may become a party.

Section 3.13.   Financial Statements; Disclosure.  (a) Financial Statements.  (i)  The Financial Statements (including in each case the related schedules and notes) have been prepared in accordance with the methodology set forth on Exhibit 3.13 (the “Accounting Principles”) applied on a consistent basis and present fairly, in all material respects, the financial position of the Company at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Company for the respective periods set forth therein.  As of the date of each balance sheet included in the Financial Statements, the Company had no outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Company and required to be reflected in those Financial Statements or in the notes related thereto in accordance with the Accounting Principles (applied on a consistent basis) which were not so reflected.  The Company does not use GAAP accounting standards and its financial statements have never been audited.

        (ii)   Since June 30, 2010, no change has occurred in the business, operations, properties or assets, liabilities, condition (financial or other) or results of operations of the Company that has or could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect on the Company.

(b)   Disclosure.  As of the date hereof, all Information that has been made available to Buyer by or on behalf of the Shareholder or by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which those statements were made.

Section 3.14.   Compliance with Laws.  (a) Except as disclosed in Schedule 3.14, (i) the Company possesses all Governmental Approvals necessary for the ownership or lease and the operation of its properties (including all the facilities and sites it owns or holds under any lease) and the carrying on of its business as now conducted, except where the failure to possess such Government Approvals, singly or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and (ii) the Company has been and is in compliance in all respects with the terms and conditions of all such Governmental Approvals, except where the noncompliance with such terms and conditions, singly or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  All of such Governmental Approvals are valid and in full force and effect and, except as disclosed in Schedule 3.14, the Company has not received, nor to the knowledge of the Shareholder has any employee of the Company received, any notice from any Governmental Authority of its intention to cancel, terminate or not renew any of such Governmental Approvals.

(b)   Except as disclosed in Schedule 3.14 and except for such matters that, singly or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, the Company, (i) has been and continues to be in compliance in all respects with all Governmental Requirements applicable to it or any of its presently or previously owned or operated properties (including all the facilities and sites now or previously owned or held by it under any lease), businesses or oper ations, including all applicable Governmental Requirements under ERISA and Environmental Laws, and (ii)(A) has not received, nor to the knowledge of the Shareholder has any employee of the Company received, any notice from any Governmental Authority which asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental Requirements and (B) to the knowledge of the Shareholder, no condition or state of facts exists which would reasonably be expected to provide a valid basis for any such assertion.

Section 3.15.   Certain Environmental Matters.  (a) Except as disclosed in Schedule 3.15 and except for such matters that, singly or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, the Company has complied in all respects, and remains in compliance in all respects, with the provisions of all Environmental Laws applicable to the Company.

(b)   There are no proceedings, nor, to the knowledge of the Shareholder, any existing circumstances or state of facts which reasonably could be expected to give rise to any proceedings, involving any allegation that the Company is potentially responsible for (i) any clean-up or remediation of any property, or (ii) any other remedial or corrective action under any Environmental Law.  Schedule 3.15 lists all Environmental Permits the Company holds.  Each of those Environmental Permits is valid and in full force and effect, and no violation thereof has been experienced, noted or recorded, and no proceedings are pending or, to the knowledge of the Shareholder, threatened to revoke or limit any of them.

(c)   The Company has provided Buyer with copies (or if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the possession, of the Company respecting any facility, site or other property ever owned or operated by the Company.

Section 3.16.   Liabilities and Obligations.  (a) Schedule 3.16 lists all present liabilities, of every kind, character and description and whether accrued, absolute, fixed, contingent or otherwise, of the Company which (a) exceed or reasonably could be expected to exceed $10,000 and (b) (i) had been incurred prior to the Current Balance Sheet Date, but are not reflected on the Current Balance Sheet, or (ii) were incurred after the Current Balance Sheet Date otherwise than in the ordinary course of business and consistent with past practice.  Schedule 3.16 also lists and describes each of the Company’s outstanding secured and unsecured Guaranties not constituting its Indebtedness and, for each of those Guaranties, whether any Shareholder or Related Person or Affiliate of any Shareholder is a Person whose obligation is covered by that Guaranty, and if that item is secured by any property or asset of the Company, the nature of that security.

(b)   The Company has no Indebtedness other than the Funded Debt.

Section 3.17.    Receivables.  Except as set forth in Schedule 3.17, all the accounts and notes or other advances receivable of the Company reflected on the Current Balance Sheet were collected, or are valid and enforceable claims arising in the ordinary course of business and are collectible, in the respective amounts so reflected, net of the reserves, if any, reflected in the Current Balance Sheet.  Schedule 3.17 sets forth, by customer name and amount, all receivables of the Company which a balance sheet of the Company as of June 30, 2010 would include as current assets under the classification "accounts receivable" which:  (i) have remained unpaid, or the Company expects will remain unpaid, for more than (A) 75 days after the due date the original invoice of the Company specifies or, if no due date was so specified, (B) 120 days after the date of that invoice; (ii) which customers are holding under contractual retainage provisions; (iii) as to which any unresolved dispute with the customer exists; (iv) which are owed by the federal government or any of its agencies or instrumentalities; or (v) which are owed by a debtor in any case under the federal Bankruptcy Code.

Section 3.18.    Real Properties.  (a) Schedule 3.18 lists and correctly describes in all material respects:  (i) all real properties owned by the Company and, for each of those properties, the address thereof and the use thereof in the business of the Company, and (ii) all real properties of which the Company is the lessee and, for each of those properties, the address thereof and the lease (including its expiration date and any renewal options) relating thereto.

(b)   The Company has provided Buyer with true, complete and correct copies of all title reports and insurance policies owned or in the possession of the Company and relating to any of the real properties listed as being owned in Schedule 3.18.  Except as set forth in Schedule 3.18 or those reports and policies, and except for Permitted Liens, the Company owns in fee, and has good, valid and marketable title to, free and clear of all Liens, each property listed in Schedule 3.18 as being owned.

(c)   The Company has provided Buyer with true, correct and complete copies of all leases under which the Company is leasing each of the properties listed in Schedule 3.18 as being leased and, except as set forth in Schedule 3.18, (i) each of those leases is in full force and effect and there exists no (x) default or event of default by the Company or, to the knowledge of the Shareholder, any other party to any such lease with respect to any material term or provision of any such lease or (y) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or, to the knowledge of the Shareholder, any other party thereto, with respect to any material term or provision of any such lease, and (ii) the lessee party thereto has not sublet any of the leased space to any Person other than the Company.

(d)   The fixed assets of the Company are affixed only to one or more of the real properties listed in Schedule 3.18 and, except as set forth in Schedule 3.18, are maintained in accordance with reasonable commercial operating practices and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

Section 3.19.    Other Tangible Assets.  (a) Schedule 3.19 discloses all leases, including capital leases, that are Material to the Company under which the Company is leasing its property,

plant and equipment and other tangible assets other than real properties.  Except as set forth in Schedule 3.19, (i) each of those leases is in full force and effect and there exists no (x) default or event of default by the Company or, to the knowledge of the Shareholder, any other party to any such lease with respect to any material term or provision of any such lease or (y) event, occurrence, condition or act (including the consummation of the transaction contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or, to the knowledge at the Shareholder, any other party thereto, with respect to any material term or provision of any such lease, and (ii) the lessee party thereto has not sublet any of the leased property to any Person other than the Company.

(b)    Except as set forth in Schedule 3.19, all the property, plant and equipment of the Company are in good working order and condition, ordinary wear and tear excepted, and adequate for the purposes for which they presently are being used or held for use.

(c)   In each case, free and clear of all Liens except for Permitted Liens and as set forth in Schedule 3.19, the Company has good and valid title to, or holds under a lease valid and binding on the lessor party thereto, except to the extent that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, and subject to general principles of equity, all its tangible personal properties and assets (including its property, plant and equipment) that individually is or in the aggregate are Material to the Company.  The assets which are owned or leased by the Company are sufficient to enable the Company to operate its business in the same manner as it is currently conducted by the Company.

                Section 3.20.    Intellectual Property.

(a)   The Company either owns or has the right to use pursuant to a valid and enforceable written license agreement listed in Schedule 3.20(a) all of the Intellectual Property used to conduct its business in the manner in which it is presently conducted as of the Closing Date, and presently contemplated to be conducted thereafter.

(b)   All Registered Intellectual Property has been duly registered or applied for with the appropriate Governmental Authority such that all such registrations are valid and enforceable to the fullest extent of the law, and a complete list of all Registered Intellectual Property is set forth on Schedule 3.20(b).  The Company has paid all fees and filed all necessary documents due prior to the date hereof that are necessary to obtain or maintain Registered Intellectual Property in force or the exclusive rights thereto, no Registered Intellectual Property has been cancelled, abandoned, or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid.  There are no actions that must be taken or payments that must be made by Company within one hundred eighty (180) days following the Closing Date that, if not taken, will adversely affect the Registered Intellectual Property.  The Registered Intellectual Property, except for Permitted Liens, is held free and clear of any Liens, orders and other adverse claims, and carries no obligation to pay any royalty or any other fees.  Except as set forth on Schedule 3.20(b), the Company exclusively holds all right, title and interest, in or to, the Registered Intellectual Property without obligation to pay any royalty or any other fees.

(c)   The Company has taken all necessary and otherwise reasonable steps to protect and preserve the confidentiality of all of its Trade Secrets and all use by, or disclosure to, any Person of such Trade Secrets has been pursuant to the terms of a valid, written confidentiality agreement with such Person that is legally enforceable by Company.  Neither the Company, its employees, nor any other agents or contractors in the course of working on the Company’s behalf has breached any contracts of non-disclosure or confidentiality.

(d)   Neither Company, its employees, nor agents operating on its behalf have received any notice or claim from any third party (i) challenging the Company’s right to use any Intellectual Property; (ii) challenging the Company’s ownership of, or exclusive right to, any Intellectual Property; (iii) challenging the validity of the Registered Intellectual Property; (iv) alleging that the Company’s actions violate any statutes governing solicitation or the privacy, storage, or distribution of Personal Information, including, without limitation, the CAN-SPAM Act, HIPAA, COPPA, the Gramm-Leach-Bliley Act, or the European Union’s Directive on Privacy and Electronic Communications; or (v) alleging that any information published or distributed by Company is slanderous or defamatory.   There is no basis for any of the foregoing claims and, except as set forth in Schedule 3.20(d), the Company has not entered into any contract to indemnify any other Person against any such claims.  To the knowledge of the Shareholder, no third party is infringing, misappropriating, or misusing the Intellectual Property owned or exclusively licensed by the Company, nor is any claim regarding any such infringement pending.

(e)   Except as set forth on Schedule 3.20(e), the Company IT: (i) operates and performs in all material respects as currently required to operate the Company’s business; (ii) has not materially malfunctioned or failed within the past three (3) years; (iii) has been maintained in all material respects in accordance with the Company’s internal standards as well as any applicable warranties or other user instructions from suppliers; (iv) does not contain any worms, viruses, bugs, Trojan horses, keylogger software, or other embedded faults or malicious devices that could adversely impact its functionality or the operation of the Company’s business; (v) operates substantially in accordance with its accompanying user documentation; and (vi) does not contain any shareware, freeware, open source code, or other software code subject to the General Public License or any similar license which would mandate the disclosure or licensing of any Intellectual Property to any other Person in the event such Intellectual Property were used with such code.   The Company has implemented backup, disaster recovery, virus protection, firewall, and other information technology security technology and procedures consistent with applicable regulatory standards and best industry practice.  The Company has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable a reasonably skilled information technology professional to maintain and support any part of the Company IT.   For the past twelve (12) months, the Sites have (i) directed and resolved to the appropriate internet protocol addresses and have been maintained and accessible to internet users, and (ii) have been operational for downloading content, in each case up to ninety-nine and ninety nine one hundreds percent (99.99%) of the time, except as set forth on Schedule 3.20(e).  The Company has no reason to believe that the Sites will not operate in the same manner on a server operated by the Buyer after the Closing Date; provided that such server is running appropriate software and network configurations which are currently being used by the Company.

                (f)   The Company has in place a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Information, in accordance with applicable law and industry standards and practice.  The Company is in compliance with the Privacy Policy in all respects and the Company does not use Personal Information in an unlawful manner or in a manner that violates the privacy rights of any Persons.  As of the date such Privacy Policy was disclosed to the Buyer, no changes have been made to such Privacy Policy and no other privacy policies regarding the collection and use of Personal Information have been adopted or used by the Company.

(g)   In the three (3) years prior to the Closing Date, all electronic messages sent by the Company which contain solicitations fully comply with the requirements of the CAN-SPAM Act, containing (i) a visible and operable mechanism for recipients to request their removal from the solicitation list which is honored in less than ten (10) days, (ii) accurate headers and physical addresses, and (iii) subject lines that are not misleading with respect to the message’s content.

Section 3.21.   Commitments.  Schedule 3.21 sets forth a complete list of each of the following to which the Company is a party or by which any of its properties is bound and which presently remains executory in whole or in any part:

(a)   each partnership, joint venture, cost-sharing agreement, strategic alliance, co-marketing, co-development or similar arrangement;

(b)   each guaranty or suretyship, indemnification or contribution agreement or performance bond;

(c)  each instrument, agreement or other obligation evidencing or relating to Indebtedness of the Company or to money lent or to be lent to another Person;

(d)   each contract to purchase or sell real property;

(e)   each agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any 12-month period in excess of $10,000 and which is not terminable without penalty and on no more than 30 days’ prior notice;

(f)   each agreement for the acquisition or provision of services, supplies, equipment, inventory, fixtures or other property involving more than $10,000 in the aggregate;

(g)   each contract containing any confidentiality or noncompetition agreement, covenant or undertaking;

(h)   each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Company of a particular product or service;

(i)   each contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(j)   each contract involving any merger, consolidation or similar business combination transaction;

(k)   each management service, consulting, financial advisory or other similar type contract and each contract with an investment or commercial bank;

(l)   each contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company; and

(m)   each other agreement or commitment not made in the ordinary course of business that is Material to the Company.

True, correct and complete copies of all written items listed above, and true, correct and complete written descriptions of all oral items listed above, have heretofore been delivered or made available to Buyer.  Except as set forth in Schedule 3.21, (a) there are no existing or asserted material defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults or events of default by the Company under any of the items listed above or, to the knowledge of the Shareholder, by any other party thereto, and (b) no penalties have been incurred, nor are amendments pending, with respect to the items listed above.  The items listed above are in full force and effect and are valid and enforceable obligations of the Company and, to the knowledge of the Shareholder, the other parties thereto in accordance with their respective terms, except to the extent that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, and subject to general principles of equity, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of the Shareholder, may be made by any party thereto (other than by the Company), nor has the Company waived any material rights thereunder.

Section 3.22.   Employee Matters.  (a) Cash Compensation.  Schedule 3.22 lists the names, titles and rates of annual cash compensation at the Current Balance Sheet Date (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other Cash Compensation, respectively) of the employees, including David Kent, Sr. and David Kent, Jr.

(b)   Employment Agreements.  Schedule 3.22 lists all Employment Agreements remaining executory in whole or in part on the date hereof, and the Company has provided Buyer with true, complete and correct copies of all those Employment Agreements.  The Company is not a party to any oral Employment Agreement, other than with respect to employment-at-will arrangements that are terminable by either party thereto without liability on the part of either party thereto (except for earned but unpaid salaries or wages).

(c)   Other Compensation Plans.  Schedule 3.22 lists all Other Compensation Plans either remaining executory at the date hereof or to become effective after the date hereof.  The Company has provided Buyer with a true, correct and complete copy of each of those Other Compensation Plans that is in writing and an accurate written description of each of those Other Compensation Plans that is not written.  Schedule 3.22 sets forth for each of those Other

Compensation Plans under which the Company has the discretion, but has not become obligated, to make contributions or other payments during the current fiscal year or the next fiscal year of the Company, the maximum amount of those contributions or other payments and the estimated amount thereof employees reasonably may expect to receive consistent with the past practices of the Company.  Except as Schedule 3.22 sets forth, each of the Other Compensation Plans, including each that is a Welfare Plan, may be unilaterally amended or terminated by the Company without liability to the Company, except as to benefits accrued thereunder prior to that amendment or termination.

(d)   ERISA Benefit Plans.  Schedule 3.22 (i) lists (A) each ERISA Pension Benefit Plan (1) the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time during the six-year period ended on the date hereof were, in whole or in part, the responsibility of the Company or (2) respecting which the Company is, or at any time during that period was, a "contributing sponsor" or an "employer" as defined in Sections 4001(a)(13) and 3(5), respectively, of ERISA (each plan this clause (A) describes being a "Company ERISA Pension Plan"), (B) each other ERISA Pension Benefit Plan respecting which an ERISA Affiliate is, or at any time during that period was, such a "contributing sponsor" or "employer" (each plan this clause (B) describes being an "ERISA Affiliate Pension Plan") and (C) each other ERISA Employee Benefit Plan that is being, or at any time during that period was, sponsored, maintained or contributed to by the Company (each plan this clause (C) describes and each Company ERISA Pension Plan being a "Company ERISA Benefit Plan"), (ii) states the termination date of each Company ERISA Benefit Plan and ERISA Affiliate Pension Plan that has been terminated and (iii) identifies for each ERISA Affiliate Pension Plan the relevant ERISA Affiliates.  The Company has provided Buyer with true, complete and correct copies of (i) the Company ERISA Benefit Plan and ERISA Affiliate Pension Plan, (ii) each trust agreement related thereto and (iii) all amendments to those plans and trust agreements.  Except as Schedule 3.22 sets forth, (i) the Company is not, and at no time during the six-year period ended on the date hereof was, a member of any ERISA Group that currently includes, or included when the Company was a member, among its members any Person other than the Company and (ii) no Person is an ERISA Affiliate of the Company.

(e)   Employee Policies and Procedures.  Schedule 3.22 lists all Employee Policies and Procedures.  The Company has provided Buyer with a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures that are Material to the Company.

(f)   Unwritten Amendments.  Except as Schedule 3.22 sets forth, no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any of the Employment Agreements, Other Compensation Plans or Employee Policies and Procedures which are Material to the Company.

(g)   Labor Compliance.  Except as Schedule 3.22 sets forth, the Company has been and is in compliance with all applicable Governmental Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and workplace health and safety at construction and field repair sites and in other work areas, and the Company is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap in its employment conditions or practices.  Except as Schedule 3.22 sets forth, there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of the Shareholder, threatened against the Company before any Governmental Authority (nor, to the knowledge of the Shareholder, does any valid basis therefor exist) or (ii) existing or, to the knowledge of the Shareholder, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting any Company which in the aggregate reasonably could be expected to be Material to the Company (nor, to the knowledge of the Shareholder, does any valid basis therefor exist).  The Company has complied, and remains in compliance with, all applicable federal and state Governmental Requirements mandating the provision of programs offering hazard recognition training to its employees or employees of its customers.

(h)    Unions.  Except as Schedule 3.22 sets forth, (i) the Company nor any ERISA Affiliate of any of them has ever been (A) a party to any agreement with any union, labor organization or collective bargaining unit or (B) a member of any employers’ collective bargaining association, (ii) no employees of the Company are represented by any union, labor organization or collective bargaining unit and, to the knowledge of the Shareholder, (iii) none of the employees of the Company has threatened to organize or join a union, labor organization or collective bargaining unit.

(i)    Aliens.  Except as Schedule 3.22 sets forth, all employees of the Company are, to the knowledge of the Shareholder (including any constructive knowledge the IRCA may deem any Shareholder to have), (i) citizens of the United States or (ii) not citizens of the United States, but, in accordance with the IRCA and other applicable federal Governmental Requirements, are either (A) immigrants authorized to work in the United States or (B) nonimmigrants authorized to work in the United States for the Company in their specific jobs.  Except as Schedule 3.23 sets forth:   the Company has not since November 6, 1986 (i) hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) an alien in the United States to perform labor or services with knowledge (as determined in accordance with the IRCA) that the alien is an unauthorized alien with respect to performing that labor or those services, (ii) continued the employment of any employee hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) after November 6, 1986 with knowledge (as determined in accordance with the IRCA) that the employee is or has become an unauthorized alien with respect to that employment or (iii) directly or indirectly in violation of the IRCA required any individual it has hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) to post a bond or security or provide any other financial assurance to it against any potential liability under the IRCA as a result of that hire.  The Company has provided Buyer with a true, correct and complete copy of Form I-9 for each current employee of the Company.  The Company has obtained, completed correctly and maintained Forms I-9 in accordance with, and has otherwise complied with the record-keeping requirements of, the IRCA, except to the extent that failure to do so could not have a Material Adverse Effect.

(j)   Change of Control Benefits.  The Company is not a party to any agreement, or has established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Company which would not be payable or provided in the absence of this Agreement or the consummation of the transactions this Agreement contemplates, including any parachute payment under Section 280G of the Code and no understanding exists between any person performing services for the Company and any Shareholder with respect to such payments following Closing.

(k)   Retirees.  Except as Schedule 3.22 sets forth, the Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA may require.

Section 3.23.   Compliance With ERISA, etc.  (a) Compliance.  The Company ERISA Benefit Plans and Other Compensation Plans (each, a "Plan") (i) is in compliance with all applicable provisions of ERISA, as well as with all other applicable Governmental Requirements, except for any failure to so comply that, individually or in the aggregate, is not Material to the Company, and (ii) has been administered, operated and managed in accordance with its governing documents.

(b)   Qualification.  All Plans that are intended to qualify under Section 401(a) of the Code (the "Qualified Plans") are so qualified and have been determined by the IRS to be so qualified according to a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (or application for determination letters have been timely submitted to the IRS).  The Company has provided Buyer with true, complete and correct copies of (as applicable) the current plan determination letters, most recent actuarial valuation reports, if any, most recent three Forms 5500, or, as applicable, Forms 5500-C/R, filed with respect to each Company ERISA Benefit Plan and most recent trustee or custodian report.  To the extent that any Qualified Plans have not been amended to comply with applicable Governmental Requirements, the remedial amendment period permitting retroactive amendment of these Qualified Plans has not expired and will not expire within 120 days after the Closing Date.  All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or Returns) have been timely filed or distributed.  The Company has not filed, and does not reasonably expect to file, an application under the Internal Revenue Service Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan.

(c)    No Prohibited Transactions, etc.  None of the Shareholder, any Plan or the Company has engaged in any Prohibited Transaction.  No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a) of ERISA, and no circumstances exist as a result of which the Company could have any direct or indirect liability whatsoever (including being subject to any statutory Lien to secure payment of any such liability), to the PBGC under Title IV of ERISA or to the IRS for any excise tax or penalty with respect to any Plan now or hereafter maintained or contributed to by the Company or any of its ERISA Affiliates.  Full payment has been timely made of all amounts which the Company is required under applicable Governmental Requirements or under any Plan or related agreement to have paid as of the last day of the most recent fiscal year of each Plan ended prior to the date hereof in accordance with any such Governmental Requirement, Plan or agreement.  Further:

(i)   no termination, partial termination or discontinuance of contributions to any Qualified Plan has occurred;

(ii)   no Termination Event has occurred;

(iii)   no Reportable Event has occurred with respect to any Plan;

(iv)   the valuation of assets of any Qualified Plan, as of the Closing Date, will equal or exceed the actuarial present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under that plan in accordance with the assumptions the regulations of the PBGC governing the funding of terminated defined benefit plans contain;

        (v)   with respect to Plans qualifying as group health plans under Section 4980B of the Code or Section 607(l) or 609 of ERISA (relating to the benefit continuation rights imposed by COBRA or qualified medical child support orders), the Company and each Shareholder have complied (and at the Closing Date will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and the Company has not incurred (nor will incur) any direct or indirect liability nor is (or will be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company or any Shareholder, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation or coverage requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company, any Shareholder, Buyer or any Subsidiary of Buyer with respect to any of those group health plans;

    (vi)   the Financial Statements as of the Current Balance Sheet Date (A) reflect in all material respects the total pension, medical and other benefit liability for all Plans as of that date and (B) do not reflect any material funding changes or irregularities that would cause those Financial Statements to be not representative of prior periods;

(vii)   the Company has not incurred liability under Section 4062 of ERISA;

        (viii)  the Company has no unfunded liabilities pursuant to any Plan that is an ERISA Pension Benefit Plan that is not intended to be qualified under Section 401(a) of the Code;

(ix)     no Company ERISA Pension Benefit Plan is a "multiple employer plan" (within the meaning of the Code or ERISA); and

        (x)     except as required to maintain the tax-qualified status of any Qualified Plan, no condition or circumstance exists that would prevent the amendment or termination of any Plan.

(d)   Multiemployer Plans.  Except as Schedule 3.23 sets forth, neither the Company nor any ERISA Affiliate of the Company, is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a Multiemployer Plan.  Neither the Company, nor any ERISA Affiliate of the Company, has made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA.  Schedule 3.23 states for each Multiemployer Plan it lists or should list the Company’s best estimate of the amount of withdrawal liability that would be incurred if the Company and each of its ERISA Affiliates were to make a complete withdrawal from that Multiemployer Plan as of the Closing Date.  Except as that Schedule sets forth, the aggregate amount of that withdrawal liability if the Company and each of its ERISA Affiliates were to make a complete withdrawal from each such Multiemployer Plan would not exceed $25,000.

(e)   Claims and Litigation.  Except as Schedule 3.23 sets forth, no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of the Shareholder, threatened against, or with respect to, any of the Plans or with respect to any fiduciary, administrator or sponsor thereof (in their capacities as such), or any party-in-interest thereof.

(f)   Excise Taxes, Damages and Penalties.  No act, omission or transaction has occurred which would result in the imposition on the Company with respect to any Plan of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed under subsection (c), (i), or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code.

(g)   Welfare Trusts.  Any trust funding a Plan, which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

Section 3.24.   Taxes.  (a) Each of the following representations and warranties in this Section 3.24 is qualified to the extent set forth in Schedule 3.24.

(b)   The Company has:

        (i)   duly and timely filed with the appropriate Taxing Authorities each Return required to be filed by or with respect to it or any of its subsidiaries, and each of those Returns is complete and correct in all material respects and;

(ii)   timely paid in full all Taxes due by or with respect to the Company or its subsidiaries; and

The Company has disclosed in writing to Buyer all Taxes for which the Company is or will be liable for any Pre-Closing Period, but the payment of which is not yet due and payable.  The Company is not, nor ever has been, liable for any Tax payable by reason of the income or property of a Person other than the Company.  The Company has timely filed complete and correct declarations of estimated Tax in each jurisdiction that requires it to file any such declaration.  No Liens or other security interests for Taxes exist upon the property or other assets of the Company, except Liens for Taxes which are not yet due.  The Company is not, nor ever has been, subject to Tax in any jurisdiction outside of the United States.  No Litigation with respect to any Tax for which the Company is asserted to be liable is pending or, to the knowledge of the Shareholder, threatened and no basis which the Shareholder believes to be valid exists on which any claim for any such Tax can be asserted against the Company. Neither the Company nor any of its subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality and no such audit is contemplated or pending.  Neither the Company nor any of its subsidiaries has received any notices from any taxing authority relating to any issue that could affect the Tax liability of the Company or any of its subsidiaries.  No requests for rulings or determinations in respect of any Taxes are pending between the Company and any Taxing Authority.  No extension of any period during which any Tax may be assessed or collected and for which the Company is or may be liable has been requested by or granted to any Taxing Authority.  The Company is not and has not been a party to any tax allocation, sharing indemnification or other similar agreement.  The Company has (i) collected or withheld and paid to the appropriate Taxing Authority all amounts to be so withheld or collected by it for income, social security, unemployment insurance, sales, excise, use and other Taxes and (ii) made all required deposits with respect to employees’ withholding and other employment taxes.

(c)   Neither the Company nor any Shareholder is a "foreign person," as that term is referred to in Section 1445(f)(3) of the Code.

(d)   The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code.  No asset of the Company is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.  No accounting method changes of the Company exist or are, to the knowledge of the Shareholder, proposed or threatened which could give rise to an adjustment under Section 481 of the Code, nor has any change been requested by the Company.

(e)    The Company and each subsidiary have delivered or made available to Buyer copies of each of the Returns for income Taxes filed on behalf of the Company and each subsidiary since 2007.

(f)   Neither the Company nor any of its subsidiaries is a party to any "reportable transaction", as such term is defined in Section 6011 of the Code.

(g)   Neither the Company nor any of its subsidiaries has, prior to the Closing, entered into any closing agreement or installment sale for which the Company or any of its subsidiaries could be liable for Taxes after the Closing.

(h)   No indebtedness of the Company or any of its subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

(i)   Neither the Company nor any of its subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof.

Section 3.25.   Absence of Changes.  Since June 30, 2010, except as set forth in Schedule 3.25, none of the following has occurred with respect to the Company:

(a)   any circumstance, condition, event or state of facts (either singly or in the aggregate) which has caused, is causing, will cause or would reasonably be expected to cause a Material Adverse Effect;

(b)   any change in its authorized Capital Stock or in any of its outstanding Capital Stock or options, warrants or rights to acquire its Capital Stock (including any issuance thereof);

(c)   any Restricted Payment;

(d)   any entry into a Related Party Agreement;

(e)   any increase in, or any commitment or promise to increase, the rates of cash compensation as of the date hereof, or the amounts or other benefits paid or payable under any Company ERISA Pension Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees (other than employees who are the Shareholder or his family members) at the times and in the amounts consistent with its past practice;

(f)   any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Material Adverse Effect following the Closing;

(g)   any delay in processing any order for any customer that resulted in or contributed to the loss of any customer of the Company or a substantial impairment of the Company’s relationship with any such customer;

(h)   any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of its assets or properties of any kind which singly is or in the aggregate are Material to the Company, other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the Shareholder and his family members and Affiliates;

(i)   any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of any Shareholder or any Related Person or Affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(j)   any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights (except with respect to the sale of inventories in the ordinary course of business) or requiring consent of any Person to the transfer and assignment of any such assets, property or rights;

(k)   any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of its business consistent with its past practices;

(l)   any waiver of any of its rights or claims that singly is or in the aggregate are Material to the Company;

(m)   any transaction by it outside the ordinary course of its business or not consistent with its past practices;

(n)   any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any commitment to incur any Indebtedness or any such Guaranty;

(o)   any investment in the Capital Stock, options, warrants, rights to acquire the Capital Stock or the Indebtedness of any Person other than short-term United States Treasury obligations or short-term certificates of deposit of a commercial bank or trust company;

(p)   any capital expenditure or series of related capital expenditures by the Company in excess of $10,000, or commitments by the Company to make capital expenditures totaling in excess of $10,000;

(q)   any cancellation or termination of a Material Agreement of the Company;

(r)   any change in its Charter Documents; and

(s)   any change in any method of accounting or auditing practice.

Section 3.26.   Customers.  Schedule 3.26 sets forth each customer accounting for more than 1% of the consolidated sales of the Company.  The relationships of the Company with each such customer are good commercial working relationships, and except as set forth on Schedule 3.26 no such customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company.  Seller has not received any notice that any such customer may cancel or otherwise materially and adversely modify its relationship with the Company or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 3.27.   No Brokers.  Except as set forth in the following sentence, no Shareholder has, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (a) employed any broker, finder or agent or (b) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.  JEGI represents the Company as a broker in this transaction, and their fees will be paid by the Shareholder at Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to, and agrees with, each Shareholder and the Company that all the following representations and warranties in this Article IV are, as of the date of this Agreement, and will be on the Closing Date, true and correct:

Section 4.01.   Organization; Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02.   Authorization; Enforceability; Absence of Conflicts; Required Consents.  (a) The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, and the effectuation of the Stock Purchase and the other transactions contemplated hereby and thereby, are within its power under its organizational documents and the applicable Governmental Requirements of the State of Delaware and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its organizational documents and the applicable Governmental Requirements of the State of Delaware.

(b)   This Agreement has been, and each of the other Transaction Documents to which Buyer is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)   The execution, delivery and performance in accordance with their respective terms by Buyer of the Transaction Documents to which it is a party have not and will not violate, breach or constitute a default under (i) the organizational documents of Buyer, (ii) any Governmental Requirement applicable to Buyer or (iii) any Material Agreement of Buyer.

(d)   No Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by Buyer for the execution, delivery or performance by Buyer of the Transaction Documents to which it is a party, the enforcement against Buyer of its obligations thereunder or the effectuation of the transactions contemplated thereby.

Section 4.03.   No Litigation.  No Litigation exists or is pending or, to the knowledge of Buyer, threatened to which Buyer is or may become a party which (a) questions or involves the validity or enforceability of any obligation of Buyer under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay consummation by Buyer of the transactions contemplated by this Agreement to be consummated by Buyer or (ii) damages in connection with any such consummation.

Section 4.04.   Purchase Entirely for Own Account.  Buyer is acquiring the Shares for investment on its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the Shares.

Section 4.05.   Securities Not Registered.  Buyer acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state or any other jurisdiction and may not be offered or sold by Buyer unless subsequently registered under the Securities Act and any other securities laws or unless offered or sold in a transaction which is exempt from the registration provisions of the Securities Act.

Section 4.06.   No Reliance.  Buyer acknowledges that it has sufficient knowledge and expertise in business and financial matters to evaluate the merits and risks associated with the transactions contemplated by this Agreement.  Buyer has made its decision to enter into this Agreement and to consummate the transactions contemplated hereby without relying on any express or implied representations from the Shareholder except as set forth in this Agreement.

Section 4.07.   Release from Securities Claims.  Buyer has performed its own due diligence with regard to the business and financial matter of the Company.  As such, Buyer expressly releases and waives any and all claims under the Securities Act and any securities laws of any state with regard to any representation of warranty, expressed or implied, made herein or claimed by Buyer to have been made and agrees not to bring suit or prosecute any such claim under the Securities Act or any securities act of any state.

ARTICLE V

PRE-CLOSING COVENANTS

[Intentionally Omitted]

ARTICLE VI

THE CLOSING AND CONDITIONS TO CLOSING

Section 6.01.   The Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of McLeod, Alexander, Powel & Apffel, P.C., 1415 Louisiana, Suite 3600, Houston, Texas at 10:00 a.m., Houston time, on the date of this Agreement and when the conditions to Closing set forth in Section 6.02, Section 6.03 and Section 6.04 have been satisfied or waived (other than conditions with respect to actions to be taken at the Closing itself), or at such other place, time or date as Buyer and the Shareholder may agree.  The date on which the Closing is held is referred to herein as the "Closing Date."

Section 6.02.   Conditions to the Obligations of Each Party.  The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to the satisfaction, or waiver pursuant to Section 10.04, on or before the Closing Date, of each of the following conditions:

(a)   No Litigation shall be pending on the Closing Date to restrain, prohibit or otherwise interfere with, or to obtain material damages or other relief from Buyer or any Subsidiary of Buyer in connection with, the consummation of the Stock Purchase; and

(b)   All Governmental Approvals required to be obtained by the Company or Buyer in connection with the consummation of the Stock Purchase shall have been obtained.

Section 6.03.   Conditions to the Obligations of Buyer.  The obligations of Buyer with respect to actions to be taken by Buyer at or before the Closing Date are subject to the satisfaction, or the waiver by Buyer pursuant to Section 10.04, on or before the Closing Date, of all the following conditions:

(a)   (i) All the representations and warranties of the Shareholder herein shall be true and correct as of the Closing as though made at that time (without giving effect to any material, Material Adverse Effect or similar qualifier), except where the failure to be so true and correct would not or would not reasonably be expected to have a Material Adverse Effect and (ii) the Company and the Shareholder shall have performed and complied in all material respects with all agreements and covenants required by the Agreement to be performed and complied with by them prior to the Closing Date;

(b)   Each employee of the Company set forth on Schedule 6.03(b) shall have agreed to the terms of an Employment Agreement, in substantially the form of Exhibit 6.03-1 (collectively, the "New Employment Agreements"), and be prepared to execute and deliver his or her New Employment Agreement to the Buyer at the Closing;

(c)   The Company shall have obtained and provided to the Buyer in form reasonably satisfactory to the Buyer all approvals and consents set forth on Schedule 6.03(c);

(d)   The Buyer shall have received payoff letters in form and substance reasonably acceptable to it with respect to (i) the Funded Debt (including termination of the security agreement with respect thereto and a non-compete agreement from the holder of the Funded Debt) and (ii) the Seller Expenses.

(e)   The Shareholder and the Escrow Agent shall have executed and delivered the Escrow Agreement, in substantially the form of Exhibit 6.03-2.

(f)   At the Closing, the Shareholder shall deliver or cause to be delivered to Buyer:

        (i)    Company secretary’s certificate, in substantially the form of Exhibit 6.03-3, signed by the Company’s Secretary, respecting the Charter Documents of the Company, minutes of the Board of Directors and shareholders of the Company and the incumbency and signatures of certain officers of the Company;

        (ii)    from each Shareholder, a certificate to the effect that no withholding is required under Section 1445 of the Code and in the form of Exhibit 6.03-4, with the blanks appropriately filled, duly executed and delivered by that Shareholder;

        (iii)   the New Employment Agreements, duly executed and delivered by the respective employees of the Company who are parties thereto;

        (iv)   non-compete agreements, in form and substance reasonably acceptable to the Buyer, duly executed and delivered by the Shareholder;

        (v)    a certificate, dated within three Business Days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Texas and each jurisdiction set forth on Schedule 3.01 in which the Company has a certificate of authority to do business as a foreign corporation showing the Company to be in good standing and authorized to do business in those jurisdictions and that all state franchise and/or income tax returns and taxes due by the Company as applicable, in those jurisdictions for all periods prior to the Closing Date have been filed and paid; and

        (vi)   from the Shareholder, a certificate certifying the matters set forth in Section 6.03(a).

Section 6.04.   Conditions to the Obligations of the Shareholder.  The obligations of the Shareholder with respect to actions to be taken by them at or before the Closing Date are subject to the satisfaction, or the waiver by the Shareholder pursuant to Section 10.04, on or before the Closing Date, of all the following conditions:

(a)   (i) All the representations and warranties of Buyer herein shall be true and correct as of the Closing as though made at that time (without giving effect to any material or similar qualifier), except where the failure to be so true and correct would not or would not reasonably be expected to have a Material Adverse Effect and (ii) Buyer shall have performed and complied in all material respects with all agreements and covenants required by the Agreement to be performed and complied with by it prior to the Closing Date.

(b)   At the Closing, Buyer shall deliver to the Shareholder, as applicable, the New Employment Agreements, duly executed by Buyer.

                (c)   The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(d)   At the Closing, Buyer shall deliver to the Shareholder (i) a certificate, dated within three Business Days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Delaware, showing the Buyer to be in good standing and (ii) a certificate certifying the matters set forth in Section 6.04(a).

ARTICLE VII

COVENANTS FOLLOWING THE CLOSING

Section 7.01.   Preparation and Filing of Tax Returns.  Shareholder shall cause the Company to prepare and timely file any Returns with respect to the Company for taxable periods ending on or before the Closing Date.  Any such Return shall be prepared on a basis substantially consistent with prior Returns of the Company, provided such prior Returns do not contain any manifest errors, and Shareholder is entitled to utilize with respect to that Return all tax benefits or attributes of the Company relating to those tax periods.  Any Return with respect to the Company for periods ending after the Closing Date shall be prepared by the Buyer.  Buyer shall cause the Company to timely file (taking into account all applicable extensions) its state income tax Returns for taxable periods that begin on or before and end after the Closing Date (the “Overlap Period”) on a cash accounting basis (to the extent that such basis is consistent with the past practice of the Company and permitted pursuant to applicable law).  Each party hereto will, and will cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes.  This cooperation and information shall include providing copies of all relevant portions of the relevant Returns, together with such accompanying schedules and work papers, documents relating to rulings or other determinations by Taxing Authorities and records concerning the ownership and Tax bases of property as are relevant which a party possesses.  Each party will make its employees, if any, reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.  Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs attributable to the preparation and filing of those Returns.

Section 7.02.   Payment of Taxes.  (a)  The Shareholder shall pay Buyer five (5) Business Days prior to the due date of such Taxes, the amount of any Taxes:

        (i)   for all periods ending on or prior to the date of Closing (including any Tax liabilities of the Company with respect to the Bonus Payments) and

        (ii)   with respect to any Overlap Period, for the portion of the Overlap Period ending on and including the date of Closing, as allocated to the Company pursuant to Section 7.02(b).

(b)   All Taxes and Tax liabilities with respect to the income, property or operations of the Company or any of its subsidiaries that relate to the Overlap Period shall be apportioned between the Shareholder and the Buyer as follows:  (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and its subsidiaries as though the taxable year of the Company or any relevant subsidiary terminated at the close of business on the Closing Date.  The Shareholder shall be liable for Taxes of the Company and its subsidiaries which are attributable to the portion of the Overlap Period ending on and including the Closing Date.

(c)   All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed in connection with any transaction contemplated by this Agreement shall be borne solely by the Shareholder.

(d)   The Buyer shall pay Shareholder no later than five (5) Business Days after receipt thereof by Buyer, the amount of any tax refund:

(i)   for all periods ending prior to the date of Closing and,

        (ii)   with respect to any Overlap Period for the portion of the Overlap Period ending on and including the date of Closing, as allocated to the Company pursuant to Section 7.02(b).

Section 7.03.   Controversies.  (a)  Buyer shall promptly notify the Shareholder in writing upon receipt by Buyer or any affiliate of Buyer (including the Company) after the Closing Date of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Shareholder is liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter").

(b)   The Shareholder, at his sole expense, shall have the authority to represent the interests of the Company and those of its subsidiaries with respect to any Tax Matter before any Governmental Authority and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Company nor any of its affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Company (or any Affiliate of the Company) for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)   The Shareholder shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter.

(d)   Except as otherwise provided in Section 7.05(b) above, Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its subsidiaries for all taxable periods. Notwithstanding the preceding sentence, Shareholder shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its subsidiaries solely for taxable periods ending on or before the Closing Date for which the Shareholder is liable for Taxes (any such audit, examination, claim, amendment, assessment, notice, or other adjustment a “Shareholder Tax Matter”), provided, however, that neither Shareholder nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Shareholder Tax Matter that adversely affects or may adversely affect the Tax liability of Buyer, the Company or any of its subsidiaries or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.  Shareholder shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Shareholder Tax Matter. Shareholder shall, in good faith, allow Buyer to make comments to Shareholder, regarding the conduct of or positions taken in any such proceeding.

Section 7.04.   Prior Tax Agreements.  The Company shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the date of Closing as between the Company or any predecessor or affiliate thereof, on the one hand, and the Company and any of its subsidiaries, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 7.05.   Indemnification for Taxes.  (a) Notwithstanding any provision to the contrary contained in this Agreement, the Shareholder agrees to indemnify, defend and hold harmless Buyer, its affiliates (including the Company and its subsidiaries) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) against:

        (i)   all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.24 of this Agreement to be true and correct as of the Closing Date;

        (ii)   all Taxes imposed on or asserted against the properties, income or operations of the Company or its subsidiaries, or for which the Company or any of its subsidiaries may otherwise be liable, for all taxable years or other periods ending on or before the date of Closing and any portion of the Overlap Period up to and including the date of Closing;

        (iii)   all Taxes imposed on the Company or any of its subsidiaries, or for which the Company or any of its subsidiaries may be liable, as a result of any transaction contemplated by this Agreement; and

        (iv)   all Taxes imposed on the Company or any of its subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

(b)   All amounts paid by the Shareholder pursuant to Section 7.05(a) above shall, to the extent permitted by applicable law, be treated as adjustments to the purchase price paid for the Shares for all Tax purposes.

Section 7.06.   Employee Policies and Procedures.  Effective as of the Closing, all Policies and Procedures of the Company shall be replaced with those of Buyer.

ARTICLE VIII

INDEMNIFICATION

Section 8.01.   Survival of Representations and Warranties and Covenants.  All the provisions of this Agreement will survive the Closing notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles III and IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire 14 months following the Closing Date, except as follows:  (a) the representations and warranties of  the Shareholder which relate expressly or by necessary implication to Taxes, ERISA or other employment or labor matters will survive until 60 days after the expiration of the applicable statutory period of limitation; (b) the representations and warranties of the Shareholder which relate expressly or by necessary implication to the environment or Environmental Laws will survive for a period of 18 months following the Closing Date; and (c) the representations and warranties of the Shareholder set forth in Sections 3.02, 3.03, 3.04(a), 3.05, 3.09 and 3.26 will survive forever.  After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that will terminate and expire as provided in this Section 8.01, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.  Covenants shall survive for a period of six (6) months following their expiration in accordance with their terms.

Section 8.02.   Indemnification of Indemnified Parties.  (a) The Shareholder covenants and agrees that he will indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from and in respect of, all Damage suffered by such Buyer Indemnified Party and all Damage Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties (other than Section 3.24 which is governed by Section 7.05) of the Shareholder, set forth herein or in certificates delivered in connection herewith (without giving effect to any material, Material Adverse Effect or similar qualifier), (ii) any breach of any covenant or agreement on the part of the Shareholder under this Agreement or (iii) any liability of any kind on the part of, or otherwise attributed to, the Company arising by operation of the contracts to which the Company became a party on or before the Closing Date to the extent (x) the contracts are not disclosed to or discovered by Buyer during its due diligence investigation on or before the Closing Date, or (y) covered by insurance or indemnity by the customer or third party; provided; however, that the obligations of the Shareholder under this Section 8.02 are subject to the provisions of this Section 8.02 and 8.05 (each such Damage Claim being a "Shareholder Indemnified Loss").

(b)   Buyer covenants and agrees that it will indemnify each Shareholder Indemnified Party against, and hold each Shareholder Indemnified Party harmless from and in respect of, all Damage suffered by such Shareholder Indemnified Party and all Damage Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of the Buyer set forth herein or in certificates delivered in connection herewith by the Buyer (without giving effect to any material or similar qualifier), or (ii) any breach of any covenant or agreement on the part of the Buyer under this Agreement; provided, however, that the obligations of Buyer with respect to clauses (i) and (ii) are subject to the provisions of Sections 8.01 and 8.05 (each such Damage Claim being a "Buyer Indemnified Loss").

Section 8.03.   Conditions of Indemnification.  (a) All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 8.03.

(b)   An Indemnified Party claiming indemnification under this Agreement shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party other than an indemnification for Taxes, which is covered by Section 7.05 ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement.  Except as set forth in Section 8.01, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim.  Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

(c)   If the Indemnifying Party acknowledges its indemnity obligation to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.03(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise reasonably cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any

Third Party Claim is not entirely indemnifiable by Indemnifying Party pursuant to this Article VIII , does not contain an unconditional release of all liability of the Indemnified Party with respect to all liability of the Indemnified Party with respect to such Third Party Claim or the that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party).  The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.03(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impeded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by counsel reasonably acceptable to the Indemnifying Party that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and a copy of any such written advice is provided to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim would reasonably be expected to give rise to Damage which are more than twice the amount indemnifiable by such Indemnifying Party pursuant to the Article VIII, (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (iii) the claim seeks an injunction or equitable relief against the Indemnified Party.

(d)   If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article VIII, (B) elects not to defend the Indemnified Party pursuant to Section 8.03(c), or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.03(c), or (ii) elects to defend the Indemnified Party pursuant to Section 8.03(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  The Indemnified Party shall have full control of such defense and proceedings.  Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.03 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.03(d), and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

(e)   In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of that dispute within 30 days after notice of that dispute is given.

(f)   Payments of all amounts owing by an Indemnifying Party pursuant to this Article VIII relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.  Payments of all amounts owing by an Indemnifying Party pursuant to Section 8.03(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

Section 8.04.   Exclusivity of Remedies.  Notwithstanding anything to the contrary herein, the indemnification provision of Article VII and VIII shall be the sole and exclusive remedy of the parties following the Closing (except (i) with respect to any equitable remedy to which such party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreements of a party hereto that is to be performed subsequent to the Closing Date and (ii) for fraud) for any and all breaches or alleged breaches of any representation, warranties, covenants or agreements of the parties or any other provision of this Agreement of the transactions contemplated hereby.

Section 8.05.   Limitations on Indemnification.  (a) Notwithstanding the provisions of Section 8.02(a), no Shareholder shall be required to indemnify or hold harmless any of the Buyer Indemnified Parties on account of any Buyer Indemnified Loss under Section 8.02(a)(i) or Section 8.02(a)(iii) unless the liability of the Shareholder in respect of that Buyer Indemnified Loss, when aggregated with the liability of the Shareholder in respect of all Buyer Indemnified Losses under Section 8.02(a)(i) or Section 8.02(a)(iii) , exceeds the Threshold Amount; provided, however, that any breaches of the representations and warranties set forth in Sections 3.02, 3.03, 3.04(a), 3.05, 3.09, 3.16(b) and 3.26 shall not be subject to the Threshold Amount but instead shall be recoverable from "dollar one".

(b)   Notwithstanding the provisions of Section 8.02(b), Buyer shall not be required to indemnify or hold harmless any of the Shareholder Indemnified Parties on account of any Shareholder Indemnified Loss under Section 8.02(b)(i) unless the liability of the Buyer in respect of that Shareholder Indemnified Loss, when aggregated with the liability of Buyer in respect of all Shareholder Indemnified Losses under Section 8.02(b)(i) exceeds the Threshold Amount.

(c)   The amount payable with respect to any Damage Claim under this Article VIII shall be reduced (but not below zero) (or, if previously collected by an Indemnified Party hereunder, refunded to the Indemnifying Party, but not in any amount in excess of the amount collected from the Indemnifying Party, at the time of receipt thereof by the Indemnified Party) by any net proceeds (after Taxes) of insurance actually collected (after giving effect to any related retroactive, future and other similar premium adjustments, whether or not then payable, and any subrogation or similar claims payable) by such Indemnified Party for the same matter which is the subject of such Damage Claim.

(d)   For purposes of determining the amount of any Indemnified Loss, no effect will be given to any resulting Tax benefit to any Indemnified Party.

(e)   Notwithstanding any provision of this Agreement to the contrary, in no event will any Shareholder be required to indemnify or hold harmless any of the Buyer Indemnified Parties under Sections 8.02(a)(i) and 8.02(a)(iii) if the liability of the Shareholder in respect of that Buyer Indemnified Loss, when aggregated with the liability of the Shareholder in respect of all Buyer Indemnified Losses exceeds US $3,900,000; provided, however, that liability with respect to any breaches of the representations and warranties set forth in Section 3.02, 3.03, 3.04(a), 3.05, 3.09, 3.16(b) and 3.26 shall not be subject to the limitations of this Section 8.05(e).

ARTICLE IX

LIMITATIONS ON COMPETITION

Section 9.01.   Prohibited Activities.  The Shareholder agrees that he will not, during the period beginning on the date hereof and ending on the third anniversary of the Closing Date, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person (other than the Company):

(a)   engage as a director, officer, employee or consultant or as an owner, co-owner, financier or other investor of or in, or otherwise be connected with any business providing print and online publishing services for the oil and gas industry or job placement services relating to the oil and gas industry any jurisdiction or marketing area in which the Company is doing business or is qualified to do business (the "Territory");

(b)   call on or otherwise solicit any natural person who is at that time employed by the Company in any capacity with the purpose or intent of attracting that person from the employ of the Company; or

(c)   call on, solicit or perform services for, either directly or indirectly, any Person within any Territory referred to in clause (a) of this Section 9.01 that at that time is, or at any time within one year prior to that time was, a customer of the Company or any prospective customer that had or, to the knowledge of the Shareholder, was about to receive a Company proposal, for the purpose of soliciting or selling any product or service in competition with the Company in that Territory.

Notwithstanding the foregoing, any Shareholder may own and hold as a passive investment up to 1% of the outstanding capital stock of a competing Entity if that class of capital stock is listed on a national stock exchange or traded on the over-the counter market.

Section 9.02.   Damages.  Because of the difficulty of measuring economic losses to Buyer as a result of any breach by a Shareholder of his covenants in Section 9.01, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each Shareholder agrees that Buyer may enforce the provisions of Section 9.01 by injunctions and restraining orders (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto in excess of $1,000) against that Shareholder if he or she breaches any of those provisions.

Section 9.03.   Reasonable Restraint.  The parties hereto each agree that Sections 9.01 and 9.02 impose a reasonable restraint on the Shareholder in light of the activities and business of Buyer on the date hereof and the current business plans of Buyer.  The Shareholder acknowledges and agrees that the consideration given by Buyer under this Agreement gives rise to Buyer’s interest in restraining and prohibiting each Shareholder from engaging in the prohibited activities described in Section 9.01.

Section 9.04.   Severability; Reformation.  The covenants in this Article IX are severable and separate, and the unenforceability of any specific covenant in this Article IX is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article IX.  If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 9.01 are unreasonable as applied to any Shareholder, the parties hereto, including that Shareholder, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Shareholder and any other Shareholder similarly situated.

Section 9.05.   Independent Covenant.  Provided that the transactions contemplated by this Agreement are closed on the Closing Date as specified in Section 6.01 hereof, all the covenants in this Article IX are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Shareholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Article IX.  The covenants contained in this Article IX shall not be affected by any breach of any other provision hereof by any party hereto.

Section 9.06.   Materiality.  The Company and each Shareholder, severally and not jointly with any other Person, hereby agree that this Article IX is a material and substantial part of the transactions contemplated hereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.   Treatment of Confidential Information by Shareholder.  (a) The Shareholder acknowledges that he has or may have had in the past, currently has and in the future may have access to Confidential Information of the Company and Buyer.  The Shareholder agrees that he will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of Buyer, will not disclose such Confidential Information to any Person except (i) Representatives of Buyer and (ii) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 10.01; provided, however, that Confidential Information shall not include such information as (x) becomes known to the public generally through no fault of any Shareholder or (y) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (y), each Shareholder shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure.  In the event of a breach or threatened breach by any Shareholder of the provisions of this Section 10.01 with respect to any Confidential Information, Buyer shall be entitled to an injunction restraining such Shareholder from disclosing, in whole or in part, that Confidential Information.  Subject to the provisions of Section 8.04 above, nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach of this Section 10.01(a), including the recovery of damages.

(b)   Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.01(a), and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, the Shareholder agrees that Buyer may enforce the provisions of Section 10.01(a) by injunctions and restraining orders against each of them who breaches any of those provisions.

(c)   The obligations of the parties under this Section 10.01 shall survive the termination of this Agreement.

Section 10.02.    Assignment; No Third Party Beneficiaries.  This Agreement and the rights of the parties hereunder may not be assigned and shall be binding on and inure to the benefit of the parties hereto, the legal representatives and successors of Buyer, and the heirs and legal representatives of the Shareholder.  Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Section 10.12 or Article VIII or as otherwise provided expressly herein or therein.  Notwithstanding the foregoing, Buyer may assign its rights, interests and obligations hereunder to any direct or indirect subsidiary of Buyer; provided that Buyer shall remain liable under this Agreement.

Section 10.03.   Entire Agreement; Amendment; Waivers.  This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholder and Buyer and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement.  This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Shareholder and Buyer.  The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

Section 10.04.   Expenses.  Whether or not the transactions contemplated hereby are consummated, (a) Buyer will pay the fees, expenses and disbursements of Buyer and its Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Buyer under this Agreement, and (b) the Shareholder will pay from personal funds, and not from funds of the Company, all sales, use, transfer and other similar taxes and all fees and expenses incurred by the Company in connection with the transactions contemplated hereby including the fees, expenses and disbursements of McLeod, Alexander, Powel & Apffel, P.C., Maxwell & Maxwell, L.L.P. and The Jordan Edmiston Group, Inc. (the “Seller Expenses”).  The Shareholder will file all necessary documentation and Returns with respect to all sales, use, transfer and other similar taxes and fees they are required by this Section 10.04 to pay.  In addition, the Shareholder acknowledges that he, and not the Company or Buyer, will pay all Taxes due upon receipt of the consideration payable to that Shareholder pursuant to the transactions contemplated by this Agreement.

Section 10.05.   Notices.  All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Business Day next following the day when placed in the mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate party or parties and counsel, at the addresses of such party and counsel set forth below (or at such other address as such party or counsel may designate by written notice to all other parties and counsel in accordance herewith):

(i)	if to Buyer, addressed to it at:

1040 Avenue of the Americas, 16th Floor
New York, NY  10018
Attention:  Brian P. Campbell, Esq.
Fax:  515-313-2338

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, New York  10036
Attention:  Anthony F. Kahn, Esq.
Fax:  212-354-8113

(ii)           if to the Shareholder as follows:

David Kent
15302 Bandera Falls Bend
Cypress, Texas  77429

    with a copy (which shall not constitute notice) to:

David E. Cowen
McLeod, Alexander, Powel & Apffel, P.C.
P.O. Box 629
Galveston, Texas  77553
Fax: (409) 762-1155

Section 10.06.   Governing Law and Venue for Disputes.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware without regard to the conflicts of law provisions thereof.  Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such  courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each of Shareholder and Buyer agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.06.

Section 10.07.   Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

Section 10.08.   Time.  Time is of the essence in the performance of this Agreement in all respects.

Section 10.09.   Reformation and Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 10.10.   Remedies Cumulative.  Subject to the provisions of Section 8.04 above, no right, remedy or election given by any term of this Agreement shall be deemed exclusive of other rights, remedies and elections available under this Agreement.

Section 10.11.   Release.  Subject to the limitations set forth in the last sentence in this Section 10.11, the Shareholder hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing, to the fullest extent permitted by applicable law, all past, present and future Buyer Indemnified Parties (including, after the Closing, the Company) (collectively, the "Released Parties") from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, "Pre-Acquisition Claims") against the Company, if any, or any of them that arises out of or is based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "Pre-Acquisition Matters"), including:  (a) claims by the Shareholder with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Shareholder is a party; and (c) claims by the Shareholder with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the Shareholder’s employment with the Company, the cessation of that employment, the Shareholder’s status as an officer, director or shareholder of the Company or otherwise.  The Shareholder further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Released Party.  The Shareholder (a) acknowledges that he or she fully comprehends and understands all the terms of this Section 10.11 and their legal effects and (b) expressly represents and warrants that (i) he or she is competent to effect the release made in this Section 10.11 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (ii) he or she had the opportunity to consult with an attorney of his or her choice regarding this Section 10.11.  This Section 10.11 shall not affect the rights of the Shareholder under this Agreement or any other Transaction Document.

Section 10.12.   Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.  A facsimile or photocopy reproduction of a party’s original signature to this Agreement will be effective to bind that party to each term, covenant and condition of this Agreement.

Section 10.13.   Public Announcements.  The Shareholder and Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and neither the Shareholder nor the Buyer shall, and the Shareholder shall cause the Company not to, issue such press release, or make any such public statement without the prior written approval of Buyer in the case of any press release proposed to be issued by any Shareholder or the Company, or the Shareholder Representative in the case of any press release proposed to be issued by Buyer, such approval not to be unreasonably withheld, provided such approval shall not be required to the extent such disclosure is required by Governmental Requirement or any securities exchange on which the securities of Buyer are then listed.

Section 10.15.   Waiver of Consumer Rights.  BUYER HEREBY WAIVES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY OTHER SIMILAR STATE CONSUMER RIGHTS LAW, STATUTE OR REMEDY ENACTED BY ANY OTHER STATE OR JURISDICTION, INCLUDING BUT NOT LIMITED TO DELAWARE, WHICH MAY BE APPLICABLE.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

ARTICLE XI

TERMINATION

[Intentionally Omitted]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

Dice Holdings, Inc.

By: /s/ Scot W. Melland
Name: Scot W. Melland
Title: Chairman, President & CEO

COMPANY:

Rigzone.com, Inc.

By: /s/ David Kent, Jr.
Name: David Kent, Jr.
Title: President

SHAREHOLDER:

/s/ David Kent, Jr.
Name: David Kent, Jr.

(i)  Appendix, Exhibits and Schedules

Appendix A	-	Defined Terms

Exhibit 3.13	-	Company Accounting Principles
Exhibit 6.03-1	-	Form of New Employment Agreement
Exhibit 6.03-2	-	Form of Escrow Agreement
Exhibit 6.03-3	-	Form of Company Secretary’s Certificate
Exhibit 6.03-4	-	Form of Shareholder Tax Certificate

Schedule 2.03	Bonus Payments
Schedule 2.06(a)	Business and Financial Plan
Schedule 3.01	-	Jurisdictions Where Doing Business
Schedule 3.02	-	Ownership and Status of Company Capital Stock
Schedule 3.04	-	Accelerated Indebtedness
Schedule 3.06	-	Related Businesses
Schedule 3.08	No Defaults
Schedule 3.09	-	Capital Stock of the Company
Schedule 3.10	Transactions in Capital Stock
Schedule 3.11	-	Related Party Agreements
Schedule 3.12	-	Litigation
Schedule 3.13	-	Financial Statements
Schedule 3.14	-	Governmental Approvals
Schedule 3.15	-	Environmental Matters of the Business
Schedule 3.16	-	Liabilities and Obligations
Schedule 3.17	-	Receivables
Schedule 3.18	-	Real Properties
Schedule 3.19	-	Other Tangible Assets
Schedule 3.20(a)	- License Agreements for Intellectual Property
Schedule 3.20(b)	- Registered Intellectual Property
Schedule 3.20(d)	- Indemnity Agreements
Schedule 3.20(e)	- Company IT Performance Issues
Schedule 3.21	-	Commitments
Schedule 3.22	-	Employee Matters
Schedule 3.23	-	Compliance with ERISA
Schedule 3.24	-	Taxes
Schedule 3.25	-	Absence of Changes
Schedule 3.26	-	Major Customers
Schedule 5.03	-	Restricted Payments
Schedule 6.03(b)	- Key Employees
Schedule 6.03(c)	- Required Approvals and Consents

(1)    Appendix A

As used in this Agreement, the following terms have the meanings assigned to them below:

“Accounting Principles” has the meaning specified in Section 3.13.

"Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person.  As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

"Agreement" means this Agreement, including all attached Schedules and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

"Arbitrator" has the meaning specified in Section 2.04.

"Bonus Payments" means the aggregate amount of certain bonus payments made to certain employees in connection with the transactions contemplated by this Agreement, as set forth on Schedule 2.03, plus $$88,742.57.

"Business and Financial Plan" has the meaning specified in Section 2.06.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

"Buyer Indemnified Loss" has the meaning specified in Section 8.02(b).

"Buyer Indemnified Party" means Buyer and its Affiliates and each of their respective officers, directors, employees, agents and counsel; provided, however, that no Person who indemnifies Indemnified Parties in this Agreement in his capacity as a Shareholder will be a Buyer Indemnified Party for purposes of this Agreement.

"Buyer’s Proposed Calculations" has the meaning specified in Section 2.04.

"Capital Stock" means, with respect to:  (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

"Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock or of any rights in respect of that Entity’s Capital Stock.

"Claim Notice" has the meaning specified in Section 8.03(b).

"Closing" has the meaning specified in Section 6.01.

"Closing Date" has the meaning specified in Section 6.01.

"Closing Working Capital" shall mean the consolidated current assets of the Company less the consolidated current liabilities of the Company (including cash, accounts receivable, accounts payable, accrued expenses and deferred revenue but excluding all Funded Debt and Bonus Payments (to the extent deducted from the Initial Purchase Price or the Final Purchase Price, as the case may be) and any Tax assets or Tax liabilities of the Company and its Subsidiaries) as determined in accordance with the Accounting Principles as of 11:59 P.M. on the Business Day immediately of prior to the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Capital Stock" means the common stock, par value $1.00 per share, of the Company.

"Company ERISA Benefit Plan" has the meaning specified in Section 3.22(d).

"Company ERISA Pension Plan" has the meaning specified in Section 3.22(d).

"Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

“Company IT” shall mean the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, Sites, data, and all other information technology equipment and computer systems used in the Company’s business which it owns or for which it has a valid right to use (excluding, in the case of (b) only, any technology that is widely distributed for free or on a “commercial off the shelf” basis).

"Current Balance Sheet" means the balance sheet of the Company, including the footnotes thereto, as of June 30, 2010.

"Current Balance Sheet Date" means June 30, 2010.

"Damage" to any specified Person means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on or any liability (including loss of earnings or profits and business interruption losses) of any other nature of that Person.

"Damage Claim" means, as asserted (a) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

"Disputed Amounts" has the meaning specified in Section 2.04.

"Earnout Period" means the period beginning on the Closing Date and ending June 30, 2011.

"Election Period" has the meaning specified in Section 8.03(b).

"Employee Policies and Procedures" means all written employee manuals and all material policies, procedures and work-related rules in effect as of the date of this Agreement as to any employee, nonemployee director or officer of, any other natural person performing consulting or other independent contractor services for, the Company.

"Employment Agreement" means at any time any (a) agreement to which the Company is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company, whether as an employee, a nonemployee officer or director, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between the Company and any Person which arises from the sale of a business by that Person to the Company and limits that Person’s competition with the Company.

"Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

"Environmental Laws" means any and all Governmental Requirements relating to the environment or public or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos, asbestos-containing material, polychlorinated biphenyls and volatile organic compounds).

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

"ERISA Affiliate Pension Plan" has the meaning specified in Section 3.23(d).

"ERISA Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and includes any ERISA Pension Benefit Plan.

"ERISA Group" means any "group of organizations" within the meaning of Section 414(b), (c), (m) or (o) of the Code or any "controlled group" as defined in Section 4001(a)(14) of ERISA.

"ERISA Pension Benefit Plan" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

"Escrow Agent" means Victory Capital Management, a wholly-owned subsidiary of KeyBank National Bank Association.

"Escrow Agreement" means that certain Escrow Agreement dated as of the Closing Date substantially in the form of Exhibit 6.03-2.

"Escrow Amount" means Three Million Nine Hundred Thousand US Dollars (US$ 3,900,000).

"Estimated Closing Working Capital "  has the meaning specified in Section 2.03.

"Final Purchase Price" shall mean an amount equal to the sum of (a) Thirty Nine Million US Dollars (US$39,000,000), (b) minus the amount of Funded Debt at Closing, (c) minus an amount equal to one half of Closing Working Capital and (d) minus the Bonus Payments.

"Financial Statements" means (a) the balance sheets of the Company as of December 31, 2009 and the related statements of operations and retained earnings for twelve month period ended December 31, 2009 and (b) the Current Balance Sheet and related statement of operations for the six month period ended on the Current Balance Sheet Date, in each case attached hereto as Schedule 3.13.

"Funded Debt" means the Indebtedness outstanding pursuant to the note between the Company and David W. Kent, Sr.

"GAAP" means generally accepted accounting principles and practices in the United States.

"Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

"Governmental Authority" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

"Governmental Requirement" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

"Guaranty" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay for (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser’s business.

"Indebtedness" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person

(including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker’s acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases or (iv) in respect of interest rate protection agreements, (b) any liability secured by any Lien (other than a Permitted Lien) upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof and (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

"Indemnity Notice" has the meaning specified in Section 8.03(e).

"Indemnified Loss" means any Buyer Indemnified Loss or any Shareholder Indemnified Loss.

"Indemnified Party" means any Buyer Indemnified Party and any Shareholder Indemnified Party.

"Indemnifying Party" has the meaning specified in Section 8.03(b).

"Initial Purchase Price" shall mean an amount equal to the sum of (a) Thirty Nine Million US Dollars (US$39,000,000), (b) minus the amount of Funded Debt at Closing, (c) minus an amount equal to one half the Estimated Closing Working Capital and (d) minus the Bonus Payments.

"Information" means written information, including (a) data, certificates, reports and statements (excluding Financial Statements) and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) patents and patent applications including any continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing; (b) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names, and other indicia of origin, whether registered or unregistered and all applications for the same, including intent-to-use registrations or similar reservations of marks together with all of the goodwill associated therewith; (c) all works of authorship or other copyrightable works, whether registered as copyrights or unregistered, and all pending applications for the same, all associated moral rights and special rights of authorship; (d) Trade Secrets; (e) rights of publicity (including names, images, likenesses, and personas), (f) privacy rights (including rights to use personal information), (g) internet domain names and uniform resource locators as well as the internet protocol addresses to which they resolve; and (h) copies and tangible embodiments thereof (in whatever form or medium).

"IRS" means the Internal Revenue Service.

"Lien" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in the applicable Uniform Commercial Code) in the case of any Capital Stock.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that asset.

"Litigation" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

"Material" means, as applied to any Entity, material to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity.

"Material Adverse Effect" means an event, circumstance, change, state of facts, development, occurrence or effect which has, or would reasonably be expected to have, individually or in the aggregate with other facts and circumstances, Damages in excess of $200,000 on the business, operations, property or assets, liabilities, financial condition or results of operations the Company; provided, however, that an adverse event, circumstance, change, state of facts, development, occurrence or effect arising from or related to (except to the extent, in the case of the following clauses (i), (ii), (iii), (iv) and (v), such event, circumstance, change, state of facts, development, occurrence or effect disproportionately affects the Company (with a variance in excess of $200,000) as compared to other Persons in the industry in which the Company operates) (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (v) earthquakes, hurricanes, or other natural disasters which may affect the oil and gas industry or (vi) the public announcement of the transactions contemplated by this Agreement, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred.

"Material Agreement" of any Entity means any contract or agreement (a) to which that Entity is a party, or by which that Entity is bound or to which any property or assets of that Entity is subject and (b) which is Material to that Entity.

"Multiemployer Plan" means a "multiemployer" plan as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

"New Employment Agreements" has the meaning specified in Section 6.03(b).

"Notice of Objection" has the meaning specified in Section 2.04.

"Organization Jurisdiction" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity’s internal affairs.

"Other Compensation Plan" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company, or to which the Company contributes, on behalf of any of its employees, nonemployee directors or officers or other natural persons performing consulting or other independent contractor services for the Company, (a) including all such arrangements, plans, policies, practices or programs providing for severance pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or options, warrants or rights to acquire Capital Stock of the Company, but (b) excluding all Company ERISA Pension Plans and Employment Agreements.

“Overlap Period” has the meaning specified in Section 7.01.

"Permitted Liens" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom):  (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person’s business in connection with workmen’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person’s business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety bonds, performance and return-of-money bonds and other obligations of like nature; (e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person’s business or existing on property and not materially interfering with the ordinary conduct of that Person’s business or the use of that property; (f) defects or irregularities in that Person’s title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person’s business or the use of any of such properties; (g) any interest or title of a lessor of assets being leased by any Person pursuant to any capital lease disclosed in Schedule 3.19 or any lease that, pursuant to GAAP (applied on a basis consistent with that used in the Financial Statements), would be accounted for as an operating lease; and (h) Liens securing purchase money Indebtedness disclosed in Schedule 3.18 or Schedule 3.19 so long as such Liens do not attach to any property or assets other than the properties or assets purchased with the proceeds of such Indebtedness.

"Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of "ERISA Affiliate," any trade or business.

“Personal Information” all information or data associated with individual Persons, including customers and employees, that is collected by the Company in the course of its operations.

"Plan" has the meaning specified in Section 3.23.

"Pre-Acquisition Claims" has the meaning specified in Section 10.12.

"Pre-Acquisition Matters" has the meaning specified in Section 10.12.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

"Prohibited Transaction" means any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

"Purchase Price Adjustment" has the meaning specified in Section 2.04.

"Qualified Plans" has the meaning specified in Section 3.23(b).

“Registered Intellectual Property” shall mean all Intellectual Property owned by or exclusively licensed to the Company except (a) non-material trademarks which are not subject to registration or an application for registration, (b) copyrightable works which are neither registered nor material software created by or for the Company, (c) Trade Secrets, (d) privacy rights for which no registration with a Governmental Authority exists, and (e) copies or tangible embodiments of Intellectual Property.

"Related Party Agreement" means any contract or other agreement, written or oral, other than any New Employment Agreement, (a) to which the Company is a party or is bound or by which any property of the Company is bound or may be subject and (b) (i) to which any Shareholder or any of that Shareholder’s Related Persons or Affiliates also is a party, or (ii) of which any Shareholder or any of that Shareholder’s Related Persons or Affiliates is a beneficiary.

"Related Person" of a Shareholder means:  (a) any family member of that Shareholder; (b) any estate of that Shareholder or any family member of that Shareholder; (c) the trustee of any trust of which all the beneficiaries are Related Persons of that Shareholder; and (d) any Entity the entire equity interest in which is owned by any one or more of that Shareholder and Related Persons of that Shareholder.

"Released Parties" has the meaning specified in Section 10.12.

"Reportable Event" means, with respect to any Company ERISA Pension Plan, (a) the occurrence of any of the events set forth in Section 4043(b) or (c), Section 4062(e) or 4063(a) of ERISA with respect to that plan, (b) any event requiring the Company or any ERISA Affiliate of the Company to provide security to that plan under Section 401(a)(29) of the Code or (c) any failure to make a payment required by Section 412(m) of the Code with respect to that plan.

"Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

"RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

"Restricted Payment" means, with respect to any Entity at any time, any of the following effected by that Entity:  (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Stock of that Entity or any Affiliate of that Entity; or (b) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any then outstanding Capital Stock of that Entity or any Affiliate of that Entity or any then outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock of that Entity or any Affiliate of that Entity.

"Retained Related Party Agreement" has the meaning specified in Section 3.11.

"Returns" means Tax returns, forms, reports or statements (including elections, declarations, disclosures, schedules, estimates, and information tax returns).

"Seller Expenses" has the meaning specified in Section 10.04.

"Shareholder Indemnified Loss" has the meaning specified in Section 8.02(a).

"Shareholder Indemnified Party" means the Shareholder and his Affiliates (excluding the Company) and each of their respective officers, directors, employers, agents, counsel, heirs and legal representatives.

"Shareholder Tax Matter" has the meaning specified in Section 7.03(d).

“Sites” shall mean the internet domain names and uniform resource locators registered or licensed to or controlled by the Company, together with any content or other materials accessible or displayed at the internet protocol addresses to which such internet domain names and uniform resource locators resolve.

"Solid Wastes, Hazardous Wastes or Hazardous Substances" have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the Company which imparts a broader meaning to any of those terms than does CERCLA or RCRA.

"Stock Purchase" has the meaning specified in Section 2.01.

"Subsidiary" of any specified Person at any time, means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

"Tax" or "Taxes" means all net or gross income, gross receipts, net proceeds, profits, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, capital gains, capital stock, transfer, occupation, severance, windfall profits, license, social security or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever (whether disputed or not, and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments together with any interest, penalties, additions to tax or additional amounts with respect thereto, and shall include liability for such amounts as a result either of being a transferee or successor or a member of a combined, consolidated, unitary, or affiliated group or of a contractual obligation to indemnify any Person.

"Taxing Authority" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

"Termination Event" means, with respect to any Company ERISA Pension Plan, (a) any Reportable Event with respect to that plan which is likely to result in the termination of that plan, (b) the termination of, or the filing of a notice of intent to terminate, that plan or the treatment of any amendment to that plan as a termination under Section 4041(c) of ERISA or (c) the institution of proceedings to terminate, or the appointment of a trustee to administer, that plan under Section 4042 of ERISA.

"Territory" has the meaning specified in Section 9.01(a).

"Third Party Claim" has the meaning specified in Section 8.03(b).

"Threshold Amount" means $390,000.

"Trade Secrets"  shall mean any trade secrets or other proprietary and confidential information  including unpatented inventions, invention disclosures, technical data, financial data, Personal

Information, supplier lists, customer lists, business production, or marketing plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, algorithms,  analyses, proposals, source code, object code,  and data collections.

"Transaction Document" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement including those specified or referred to in Article VI to be delivered at the Closing, all as amended, modified or supplemented from time to time.

"Welfare Plan" means an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

EXHIBIT 6.03-1

FORM OF NEW EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of August __, 2010, is between Dice Holdings, Inc., a Delaware corporation (the “Company”), with its principal place of business at 1040 Avenue of the Americas, New York, NY 10018, and _______________, an individual residing at _______________________ (the “Employee”).

In consideration of the Company securing the services of the Employee and the Employee’s undertaking employment with the Company, the Company and the Employee hereby agree to be bound by and comply with the following terms and conditions and agree as follows:

Section 1.    At-Will Employment.  Employee acknowledges and agrees that his employment status is that of an employee-at-will and that Employee’s employment may be terminated by the Company or the Employee at any time with or without cause, subject to the terms and conditions in the Addendum hereto.

Section 2.    Compensation.  In consideration of the services to be rendered hereunder, the Employee shall be paid in accordance with the Addendum hereto.

Section 3.    Employee Inventions and Ideas.

(a)    The Employee will maintain current and adequate written records on the development of, and disclose to the Company, all Inventions (as defined herein).  “Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Employee solely or jointly with others during the term of the Employee’s employment with the Company, which refer to, are suggested by, or result from any work which the Employee may do during his employment, or from any information obtained from the Company or any affiliate of the Company.

(b)    The Inventions shall be the exclusive property of the Company, and the Employee acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to the Company.  To the extent that any such Inventions, under applicable law, may not be considered work made for hire by the Employee for the Company, the Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials.  The Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to the Employee.  At the Company’s expense, the Employee will assist the Company in every proper way to perfect the Company’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to the Inventions.  The Employee agrees not to challenge the validity of the ownership by the Company or its designee(s) in the Inventions.

(c)    Should the Company be unable to secure the Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Employee’s mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee.

Section 4.    Proprietary Information.

(a)    The Employee will not disclose or use, at any time either during or after the term of employment, except at the request of the Company or an affiliate of the Company, any Confidential Information (as herein defined).  “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, development, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including, but not limited to Inventions, whether or not marked as “Confidential.”  “Confidential Information” shall also mean any and all information received by the Company from customers, vendors and independent contractors of the Company or other third parties subject to a duty to be kept confidential.

(b)    The Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by the Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment.  Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

Section 5.    Limited Agreement Not to Compete.

(a)    While employed by the Company and for a period of nine (9) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of the Company.  Notwithstanding the foregoing, the Employee may own less than two percent (2%) of any class of stock or security of any corporation, which competes with the Company listed on a national securities exchange.

(b)    While employed by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, solicit for employment any person who was employed by the Company at the time of the Employee’s termination from the Company.

Section 6.    Company Resources.  Other than incidental personal use, the Employee may not use any Company equipment for personal purposes without written permission from the Company.  The Employee may not give access to the Company’s offices or files to any person not in the employ of the Company without written permission of the Company.

Section 7.    Post-Termination Period.  Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by the Employee, or whether it results from access to Confidential Information or the Company’s equipment, facilities, and data, the Employee agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims relating to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Employee or with the aid of the Employee within one (1) year after termination of employment.  The Employee can rebut the above presumption if he proves the idea, process or invention (i) was first conceived or developed after termination of employment, (ii) was conceived or developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by the Employee for the Company or from work performed by another employee of the Company to which the Employee had access.

Section 8.    Injunctive Relief.  The Employee agrees that the remedy at law for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate, the Company will suffer immediate and irreparable harm, and the Company shall be entitled to injunctive relief in addition to any other remedy at law which the Company may have.

Section 9.    Severability.  In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

Section 10.   Survival.  Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 and the Addendum survive the termination of this Agreement.

Section 11.   Representations and Warranties.  The Employee represents and warrants that the Employee is not under any obligation to any third party which could interfere with the Employee’s performance under this Agreement, and that the Employee’s performance of his obligations to the Company during the term of his employment with the Company will not breach any agreement by which the Employee is bound not to disclose any proprietary information including, without limitation, that of former employers; provided that notwithstanding the foregoing, in the event employee determines that an action which the Company requests him to pursue would cause him to violate any such agreement, so informs the Company, and the Company instructs him to proceed with such action, Employees proceeding with such action shall not be deemed to be a violation of this representation and warranty.

Section 12.   Governing Law.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law rules.

Section 13.   General.  This Agreement supersedes and replaces any existing agreement between the Employee and the Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto.  Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein.  This Agreement contains the entire agreement between the parties with respect to the subject matter herein.  The Employee agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any purported assignment, transfer, or disposition shall be null and void.  Nothing contained in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.

Section 14.   Employee Acknowledgment.  The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

AGREED TO BY: DICE HOLDINGS, INC.

Sign:_____________________________
Date:_____________________________

______________________ [“Employee”]

Sign:_____________________________
Date:_____________________________

EXHIBIT 6.03-2

FORM OF

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is executed and effective on August 11, 2010 (the “Effective Date”), by and among Dice Holdings, Inc., a Delaware corporation (“Buyer”), David Kent, Jr. (the “Shareholder”, and together with Buyer, the “Escrow Parties”), and Victory Capital Management, a wholly-owned subsidiary of KeyBank National Association, as escrow agent (the “Escrow Agent”).

WHEREAS, the Escrow Parties are parties to that certain Stock Purchase Agreement, dated as of August 11, 2010, by and among Buyer, Rigzone.com, Inc., a Texas corporation (the “Company”), and the Shareholder (as such agreement may be amended, restated or otherwise modified from time to time, the “Purchase Agreement”).  Capitalized terms used, but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

WHEREAS, in accordance with Section 2.03(d) of the Purchase Agreement, on or prior to the date hereof (the “Deposit Date”), Buyer will deposit into an account (the “Escrow Account”) Three Million Nine Hundred Thousand U.S. Dollars ($3,900,000) (the “Escrow Amount”).  The Escrow Amount plus any income earned hereunder pursuant to this Agreement is referred to as the “Escrow Funds”.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Appointment of and Acceptance by Escrow Agent.  The Escrow Parties hereby appoint and designate the Escrow Agent to acquire and maintain possession of the Escrow Account and to act as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.

2.    Receipt of Initial Deposit; Establishment of Escrow.

(a)    Buyer will deliver to the Escrow Agent on the Effective Date, the Escrow Amount.

(b)    Upon receipt of the Escrow Amount, the Escrow Agent will acknowledge to Buyer and the Shareholder, in accordance with Section 9 hereof, its receipt of each such amount.

(c)    The Escrow Agent shall hold, invest and disburse the Escrow Amount in accordance with the terms of this Agreement.  Except with respect to amounts otherwise released pursuant to this Agreement, until the termination of this Agreement and the distribution of the Escrow Funds in full, Buyer and the Shareholder agree that they shall not transfer or attempt to transfer the Escrow Funds or any beneficial interest they may have in any of the Escrow

Account, Escrow Funds or this Agreement.  Any attempt to make any such transfer shall be null and void ab initio.

(d)    In the absence of joint written direction from the Escrow Parties, all income interest, dividends, distributions, increments, gains or other earnings on or in respect of the Escrow Account shall become part of the Escrow Account and shall be held in the Escrow Account and reinvested from time to time by the Escrow Agent as provided in this Agreement.

3.    Investment of the Escrow Funds.  During the term of this Agreement, the Escrow Funds shall be invested in a money market deposit account (“MMDA”) or a successor or similar investment offered by the Escrow Agent, namely the Victory Institutional Money Market Fund, unless otherwise instructed in writing by the Escrow Parties in accordance with the Permitted Investments listed below.  MMDAs have rates of compensation that may vary from time to time based upon market conditions.  At the joint written direction of the Escrow Parties, the Escrow Agent will invest the Escrow Funds in one or more of: (a) direct obligations of the United States of America, (b) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest and/or (c) money market funds authorized to invest in short-term securities issued or guaranteed as to principal and interest by the U.S. Government and repurchase agreements with respect to such securities (collectively, any such investments made at the joint written direction of the Escrow Parties, the “Permitted Investments”), with the Escrow Parties expressly assuming the risk of any such Permitted Investment.  The Escrow Agent is hereby authorized to execute the purchase and sale of Permitted Investments through the facilities of its own trading or capital markets operations.  The Escrow Agent or any of its affiliates may receive compensation netted from any direct investment made pursuant to the terms of this Agreement.  The Escrow Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.  The Escrow Agent may liquidate any Permitted Investment in order to comply with disbursement instructions given by the Escrow Parties in accordance with this Agreement without any liability for any resulting loss.  Any loss incurred from a Permitted Investment will be borne by the Escrow Funds.  The Escrow Agent will provide a written statement to the Escrow Parties at the end of each month prior to the termination of this Agreement pursuant to Section 17 hereof listing the balance of the Escrow Account and detailing any transactions or disbursements during the immediately preceding month.  The Escrow Agent shall not have any liability for any loss sustained as a result of making any Permitted Investment pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any such Permitted Investment prior to its maturity or for the failure of the Escrow Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds.

4.    Taxes.

(a)    All interest or other income earned under this Agreement shall be allocated to the Shareholder and reported, as and to the extent required by law, by the Escrow Agent to the Internal Revenue Service of the United States (the “IRS”), or any other taxing authority, on IRS Form 1099 (or other appropriate form) as income earned from the Escrow Amount by the

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Shareholder, whether or not said income has been distributed during such year.  Any other tax returns required to be filed will be prepared and filed by Buyer and/or the Shareholder with the IRS and any other taxing authority as required by law.  The Escrow Parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Escrow Fund or any income earned by the Escrow Amount.  The Escrow Parties further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Amount shall be paid by the Shareholder.  In the absence of written direction from the Escrow Parties, all proceeds of the Escrow Funds shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Agreement.  The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(b)    The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, whether or not related to this Agreement (or a related agreement), that occurs outside the Escrow Account.

(c)    The Escrow Parties hereby represent to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under Internal Revenue Code Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.  The Shareholder and Buyer have provided the Escrow Agent with their respective, fully executed IRS Forms W-8, or W-9, as applicable, and/or other required documentation.

5.    Disbursement.  The Escrow Funds shall be disbursed as follows:

(a)    Claims.               As set forth in the Purchase Agreement and in accordance with the provisions below, Buyer shall have the right to request, in writing sent simultaneously to both Escrow Agent and the Shareholder, that the Escrow Agent pay out of the Escrow Funds any claim (“Claim”) made by the Buyer pursuant to the Purchase Agreement.  Upon receipt of a Claim, Escrow Agent shall proceed as follows:

(i)
If Shareholder notifies Escrow Agent in writing that they have no objection to payment of such Claim or if Shareholder fail to notify the Escrow Agent of its disagreement with the Claim within forty five (45) days of the date of such Claim, the Escrow Agent shall promptly following receipt of such notice from Shareholder or the expiration of such forty five (45) day period, pay to Buyer out of the Escrow Funds an amount equal to the amount of such Claim.

(ii)	If Escrow Agent receives written notice from Shareholder stating that there is a dispute with respect to any such Claim, then Escrow Agent, Buyer and Shareholder shall proceed as follows:

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(1)
Buyer or Shareholder may bring an action to resolve the Claim in any court of competent jurisdiction.  Upon receipt by Escrow Agent of a final non-appealable court order or final non-appealable judgment by a court of competent jurisdiction resolving a Claim (a “Final Judgment”), then (i) if the Claim has been resolved in favor of Buyer, Escrow Agent shall promptly pay to Buyer the amount (if any) provided for in the Final Judgment (up to the amount of remaining Escrow Funds) and (ii) if the Claim has been resolved in favor of Shareholder, Escrow Agent shall treat the Claim as being resolved and shall take no further action in connection therewith.

(2)
If Buyer and Shareholder agree to a resolution of any Claim before a Final Judgment relating to such Claim, they shall, by joint written notice direct Escrow Agent to make delivery as they may agree.  Upon receipt of such written notice Escrow Agent shall make prompt delivery in accordance with such joint instructions, and the Claim shall be deemed to have expired.

                (b)   Release From Escrow.

(i)           If, on October 11, 2011, any Escrow Funds still remain in the Escrow Account, the amount thereof, less the dollar amount of Claims that are pending (“Pending Claims”), shall be delivered to Shareholder.  Promptly after resolution of all Pending Claims outstanding as of October 11, 2011, Escrow Agent shall:

(1)           pay in accordance with the terms hereof an amount equal to the Pending Claims that have been decided in Buyer’s favor (up to the amount of Escrow Funds remaining in the Escrow Account); and

(2)           deliver any excess Escrow Funds to Shareholder.

(c)   Written Instructions.  Notwithstanding the foregoing, from time to time Escrow Agent shall make such distributions from the Escrow Funds as Buyer and Shareholder shall jointly direct.

(d)   Disbursement Procedures.  All disbursements of Escrow Funds hereunder shall be made by wire transfer of immediately available funds (a) if to Buyer, to the applicable bank account set forth in Section 8 and (b) if to Shareholder, to the applicable bank account set forth in Section 8, unless Escrow Agent receives different disbursement instructions in writing from Buyer or Shareholder specifically revoking or amending any prior disbursement instructions given to Escrow Agent by such party.  Notwithstanding any provisions herein to the contrary, if the amount of a Claim to be paid hereunder exceeds the amount of the Escrow Funds then held by Escrow Agent, then Escrow Agent shall pay out the entire balance of the Escrow Funds in satisfaction of such Claim.

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6.    Liability and Duties of the Escrow Agent.  The Escrow Agent’s duties and obligations under this Agreement shall be determined solely by the express provisions of this Agreement.  The Escrow Agent shall be under no obligation to refer to any documents other than this Agreement and the instructions and requests delivered to the Escrow Agent hereunder.  The Escrow Agent shall not be obligated to recognize, and shall not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein.  With respect to the Escrow Agent’s responsibility, the Escrow Parties further agree that:

(a)    Neither the Escrow Agent, nor any of its officers, directors, employees or agents shall be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by the Escrow Agent in good faith, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in connection herewith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Escrow Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Escrow Agent hereunder in accordance with the opinion of such counsel.  The Escrow Parties shall jointly and severally indemnify and hold the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of in-house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) which may arise out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions from the Escrow Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  Such indemnification shall survive the Escrow Agent’s resignation or removal, or the termination of this Agreement.

(b)    Each of Buyer and the Shareholder may examine the Escrow Account and the records pertaining thereto at any time during normal business hours at the Escrow Agent’s office upon 24 hours’ prior notice and pursuant to the reasonable regulations of the Escrow Agent.

(c)    This Agreement is a personal one, the Escrow Agent’s duties hereunder being only to the Escrow Parties, their successors, permitted assigns, heirs and legal representatives, and to no other person whomsoever.

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(d)    No succession to, or assignment of, the interest of the Escrow Parties shall be binding upon the Escrow Agent unless and until written notice of such succession or assignment has been given to the Escrow Agent in accordance with Section 9 hereof and the Escrow Agent has consented in writing to such succession or assignment.

(e)    The Escrow Agent may rely upon, without inquiry and without requiring substantiating evidence of any kind, and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by an Authorized Representative (as defined below) of the party delivering such notice, document, instruction or request.  For purposes of this Agreement, the “Authorized Representatives” of Buyer or the Shareholder, as the case may be, are those individuals listed on Schedule 1 hereto.  The Escrow Agent shall not be liable to Buyer, the Shareholder, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Account, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account.

(f) In case any property held by the Escrow Agent shall be attached, garnished or levied upon under a court order, or the delivery thereof shall be stayed or enjoined by a court order, or any writ, order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, and in case the Escrow Agent obeys or complies with any such writ, order, judgment or decree, the Escrow Agent shall not be liable to the Escrow Parties or to any other person by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(g) The Escrow Agent reserves the right to resign at any time by giving at least 30 days’ prior written notice to the Escrow Parties specifying the effective date of the Escrow Agent’s resignation.  Within 30 days following the receipt of such notice, the Escrow Parties shall jointly appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held under this Agreement, and upon such distribution to a successor escrow agent, the Escrow Agent shall be discharged from any and all further obligations arising in connection with this Agreement, except for such liability and expenses which results from the Escrow Agent’s gross negligence or willful misconduct.  If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such 30-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such proceeding shall be paid one-half by each of the Shareholder and Buyer.  Until a successor escrow agent has accepted such appointment and the Escrow Agent has transferred the

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Escrow Account to such successor escrow agent, the Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Escrow Account (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, in accordance with (A) a joint written instruction by the Escrow Parties, or (ii) a final non-appealable order of a court of competent jurisdiction.

(h)     In the event of any disagreement between the Shareholder and Buyer resulting in adverse claims or demands being made in connection with the Escrow Account or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to refrain from taking any action until such time as the Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction or the Arbitrator that is accompanied by opinions of each of Buyer’s and the Shareholder’s respective counsel that such order is final and non-appealable, or (B) a joint written instruction executed by the Escrow Parties directing delivery of the Escrow Account, at which time the Escrow Agent shall disburse the Escrow Account in accordance with such determination or joint written instruction.

(i)    The Escrow Agent does not have any interest in the Escrow Account but is serving as escrow holder only and has only possession thereof.  If any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes, Buyer and the Shareholder agree to provide the Escrow Agent with appropriate forms for or with respect to such withholding.

(j)    The Escrow Parties may, upon at least 30 days’ prior joint written notice to the Escrow Agent, dismiss the Escrow Agent and appoint a successor.  In such event, the Escrow Agent will promptly account for and deliver to the successor escrow agent named in such notice all of the remaining Escrow Funds then held by the Escrow Agent hereunder.  Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses due to it hereunder through the date of such accounting and delivery in accordance with the terms hereof, the Escrow Agent will be discharged from any and all further obligations arising in connection with this Agreement, except for such liability and expenses which result from the Escrow Agent’s gross negligence, or willful misconduct.

7.    Compensation of Escrow Agent.  The Escrow Agent shall be entitled to fees and reimbursement for expenses, along with any fees or charges for accounts, including those levied by any governmental authority, which the Escrow Agent may impose, charge or pass through, including, but not limited to, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit A.  Such fees and expenses shall be paid, at the Deposit Date, 50% by Buyer and 50% by the Shareholder and are not pro-ratable for partial years.

8.    Funds-Transfer Agreement.  Notwithstanding anything to the contrary set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Funds or any portion thereof, including but not limited to any such funds-transfer instructions set forth in a joint written instruction permitted

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 pursuant to Section 5 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Escrow Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmation by the Escrow Agent of receipt of such facsimile transmission.

(a)    In the event funds-transfer instructions are given in writing by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to Authorized Representatives designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be such an Authorized Representative.  The Authorized Representatives and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.

(b)    It is understood that the Escrow Agent and any beneficiary’s bank in any funds-transfer may rely solely upon any account numbers or similar identifying numbers provided by any party hereto to identify (i) such beneficiary, (ii) such beneficiary’s bank or (iii) an intermediary bank.  The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than such beneficiary being paid, or the transfer of funds to a bank other than such beneficiary’s bank, or an intermediary bank.

(c)    Buyer and the Shareholder acknowledge that the Escrow Agent is authorized to use the following funds-transfer information to disburse any funds due to Buyer or the Shareholder under this Agreement without a verifying call-back as otherwise required by Section 8(a) above:

Parent’s Bank account information:	Bank name: Bank Address: ABA number: Account name: Account number:

Shareholder’s Bank account information:	Bank name: Bank Address: ABA number: Account name: Account number:

(d)     The Escrow Parties acknowledge that the security procedures set forth in this Section 8 are commercially reasonable.

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9.    Notices.  All communications hereunder shall be given or delivered under or by reason of the provisions of this Agreement and except for communications from the Escrow Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds (all of which shall be specifically governed by Section 8 above), will be in writing and will be deemed to have been given when delivered personally, or faxed (receipt confirmed), sent via a nationally recognized overnight courier.  Notice will be effective when dispatched if delivered personally or by fax or on receipt of delivery by overnight courier service.  Such notices, demands and other communications will be sent to the addresses indicated below:

If to the Shareholder:

Mr. David Kent, Jr.

with a copy (which shall not constitute notice to, or service of process on, the Shareholder) to:

McLeod, Alexander, Powel & Apffel, P.C.
P.O. Box 629
Galveston, Texas 77533
Attn:         David E. Cowen, Esq.
Fax:           (409) 762-1155

If to Buyer:

1040 Avenue of the Americas
New York, New York 10018
Attn: Brian P. Campbell, Esq.
Fax:  (515) 313-2338

with a copy (which shall not constitute notice to, or service of process on, Buyer) to:

White & Case LLP
1155 Avenue of the Americas
New York, New York  10036
Attn:  Anthony F. Kahn, Esq.
Fax:  (212) 354-8113

Notices to the Escrow Agent:

KeyBank National Association
127 Public Square, 14th Floor
Clevland, OH  44114

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Attn: Joyce A. Apostolec
Fax: (216) 689-3777

Any party may change the address to which notices are to be delivered by giving the other parties notice in the manner provided in this Section 9.  Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 9, such communications shall be deemed to have been given on the date received by those representatives of the Escrow Agent listed in this Section 9 or any employee of the Escrow Agent who reports directly to such above-referenced Escrow Agent representative listed in this Section 9.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

10.    Binding Effect; Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, by the Escrow Agent, Buyer, or the Shareholder, without the prior written consent of the other parties.  Any assignment in violation of this Section 10 will be void and of no effect. Subject to the preceding two sentences, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.    Severability.  If any term or provision of this Agreement is held to be illegal, invalid, or incapable of being enforced by any rule of law or public policy, such provision shall be fully severable and all other terms and provisions of this Agreement will remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement will be modified so as to effect the original intent of the parties as closely as possible and to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.    No Strict Construction.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and will not be strictly construed against any other party.

13.    Headings.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, define, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

14.    Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties.  Facsimile or scanned and emailed signatures to this Agreement will have the same legal effect as manual signatures.

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15.    Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

16.    Amendment.  This Agreement may not be amended or modified, except by an instrument in writing executed by the Escrow Parties and the Escrow Agent.

17.    Termination.  This Agreement shall remain in effect unless and until the earlier to occur of (i) the date the Escrow Account is distributed in full, or (iii) the date it is terminated in a written instrument executed by the Escrow Parties, in which event, termination shall take effect no later than 20 days after notice to the Escrow Agent of such termination.  Termination of this Agreement shall not impair the obligations of the Escrow Parties set forth in this Section 17 and Sections 6(a), 6(i) and 7 hereof, which obligations shall survive the termination of this Agreement.

18.    Merger or Consolidation.  Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

19.    Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

20.    No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights or remedies hereunder.

21. Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

22. Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to

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this Agreement or any of the transactions contemplated by this Agreement in any other court action relating to this Agreement or any of the transactions contemplated by this Agreement in which the Escrow Agent is named as a party in any other court.  To the extent that in any jurisdiction either Escrow Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity.

24.           Limited Liability.  ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

25.           Force Majeure.  Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of god, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes beyond its control.

26.           Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Escrow Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Escrow Parties identity including without limitation name, address and organizational documents (“identifying information”). The Escrow Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required under the USA PATRIOT Act.

*     *     *     *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DICE HOLDINGS, INC.

By:
Name:
Title:

DAVID KENT, JR.

KEYBANK NATIONAL ASSOCIATION (as Escrow Agent)

By:
Name:
Title:

Signature Page to Escrow Agreement

EXHIBIT A

SCHEDULE OF ESCROW AGENT FEES

Annual Administrative Escrow Fee payable upon execution of agreement, and annually thereafter upon the anniversary date of the account opening:

Annual Administrative Fee:

*Note: Should the Parties to the Escrow Agreement direct alternative investments other than the Victory money market funds (Government Reserve, Federal, and Institutional), an additional monthly custodial fee of 5 basis points (.0005) of assets market value will be charged monthly against the escrowed funds. The custody fee will be in addition to the annual administrative escrow fee.

Schedule 1

Authorized Representatives: Contact Information; Incumbency

If to the Shareholder:

Name	Telephone Number	Signature

1. David Kent, Jr.

If to Buyer:

Name	Telephone Number	Signature

1. Scot W. Melland

2. Brian P. Campbell

EXHIBIT 6.03-3

RIGZONE.COM, INC.

FORM OF SECRETARY'S CERTIFICATE

The undersigned hereby certifies, in connection with the Closing under the Stock Purchase Agreement dated as of August __, 2010 (the "Agreement"), by and among Dice Holdings, Inc., a Delaware corporation (the "Buyer"), Rigzone.com, Inc., a Texas corporation (the "Company"), and David Kent, Jr. (the "Shareholder") that (any capitalized term not otherwise defined herein has the meaning given to it in the Agreement),:

1.           The undersigned is the duly elected, qualified and acting secretary of the Company and, as such, is familiar with the facts herein certified and is duly authorized on behalf of the Company to certify the same.

2.           Exhibit A hereto is a true and correct copy of the articles of incorporation of the Company, as amended to date, which articles of incorporation have not been amended or otherwise modified except as shown on Exhibit A and are in full force and effect as of the date hereof.

3.           Exhibit B hereto is a true and correct copy of the bylaws of the Company as in effect on the date on which the board of directors of the Company (the "Board") duly adopted the resolutions referred to in paragraph 4 below and at all subsequent times to and including the date hereof.

4.           Exhibit C hereto consists of true and correct copies of the resolutions of the Board which authorize (i) the transactions the Agreement contemplates, and (ii) the execution and delivery by David Kent, Jr. on behalf of the Company of all transaction documents to which the Company is a party, which resolutions the Board duly adopted by unanimous written consent in accordance with articles of incorporation and bylaws of the Company and applicable Governmental Requirements and have not been amended or otherwise modified or revoked and are in full force and effect as of the date hereof.

5.           The persons named below are the duly elected or appointed, qualified and acting officers of the Company, holding the respective offices set forth opposite their names, and the signatures set forth opposite their names, respectively, are their  true and genuine signatures:

Name:	Office:	Signature:
David Kent, Jr.	President
Casey Kent	Secretary

IN WITNESS WHEREOF, the undersigned secretary of the Company has executed this certificate as of the Closing Date.

Casey Kent, Secretary

The undersigned president of the Company, hereby certifies that the above named individual is the duly elected, qualified, and acting secretary of the Company and that the signature appearing above is such individual’s genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the Closing Date.

David Kent, Jr., President

List of Exhibits

A – Articles of Incorporation
B - Bylaws
C – Board Resolutions

EXHIBIT 6.03-4

CERTIFICATE OF SHAREHOLDER

No Section 1445 Tax Withholding

This certificate is delivered in connection with the Closing under the Stock Purchase Agreement dated as of August ____, 2010 (the "Agreement"), by and among Dice Holdings, Inc., a Delaware corporation (the "Buyer"), Rigzone.com, Inc., a Texas corporation (the "Company"), and David Kent, Jr. (the "Shareholder"), to inform Buyer and the Company that withholding is not required under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), on the Closing of the Agreement.

The undersigned hereby certifies as follows:

1. The undersigned is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are used in the Code and the applicable regulations thereunder.

2. The undersigned’s Social Security number is _________________.

3. The undersigned's address is:

The undersigned understands that this certification may be disclosed to the Internal Revenue Service and that any false statement the undersigned has made herein may be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that he has examined this certification and to the best of his knowledge and belief, it is true, correct and complete.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the Closing Date.

David Kent, Jr., President

DISCLOSURE SCHEDULES

Pursuant to Item 601 paragraph (b)(2) of Regulation S-K, Dice Holdings, Inc. hereby omits the schedules (and similar attachments) contained in the Stock Purchase Agreement and agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

DICE HOLDINGS, INC.

By:	/s/ Brian P. Campbell
Name: Brian P. Campbell
Title: Vice President & General Counsel